        AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 22, 2001


                                                      REGISTRATION NO. 333-65956
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 2


                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          GUNTHER INTERNATIONAL, LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

              DELAWARE                   ONE WINNENDEN ROAD NORWICH,                   51-0223195
    (STATE OR OTHER JURISDICTION              CONNECTICUT 06360                     (I.R.S. EMPLOYER
        OF INCORPORATION OR           (ADDRESS, INCLUDING ZIP CODE, AND              IDENTIFICATION
           ORGANIZATION)               TELEPHONE NUMBER, INCLUDING AREA                 NUMBER)
                                       CODE, OF REGISTRANT'S PRINCIPAL
                                              EXECUTIVE OFFICES)

                            ------------------------

                                MARC I. PERKINS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          GUNTHER INTERNATIONAL, LTD.
                               ONE WINNENDEN ROAD
                           NORWICH, CONNECTICUT 06360
                                 (860) 823-1427
      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)

                                    COPY TO:

                             RICHARD S. SMITH, JR.
                               MURTHA CULLINA LLP
                   CITYPLACE I, 185 ASYLUM STREET, 29TH FLOOR
                        HARTFORD, CONNECTICUT 06103-3469
                                 (860) 240-6053
                            ------------------------

     APPROXIMATE DATE OF THE START OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the date this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                   PROSPECTUS

                       16,000,000 SHARES OF COMMON STOCK
                 ISSUABLE UPON EXERCISE OF SUBSCRIPTION RIGHTS

                          GUNTHER INTERNATIONAL, LTD.

     This is an offering of 16,000,000 shares of our common stock by subscription right to our existing stockholders. For every share of common stock you held as of September 4, 2001, you will receive 3.728 rights to purchase additional shares of our common stock. We will not distribute any fractional subscription rights, but will round up the number of subscription rights you receive. Each whole right will entitle you to purchase one share of common stock at a purchase price of $.50 per share. This is your basic subscription privilege. If other stockholders do not fully exercise their subscription rights, you may also have the opportunity to purchase additional shares on a pro-rata basis at the same purchase price. This is your over-subscription privilege.

     Gunther Partners, LLC, a major stockholder and creditor, has agreed to act as a standby underwriter in the offering and will exercise its over-subscription privileges to purchase any and all shares not subscribed for by other stockholders, up to a maximum of 14,000,000 shares. The total number of shares to be purchased by Gunther Partners, LLC generally will be equal to the difference between 16,000,000 and the amount purchased by our other stockholders pursuant to this offering, but in no event more than 14,000,000 shares.


     The subscription rights are exercisable beginning on the date of this prospectus and continuing until 5:00 p.m., New York City time, on November 21, 2001. Please see pages 23-25 for further instructions on submitting subscriptions. The subscription rights may not be sold or transferred. The subscription rights will not be listed for trading on Nasdaq or any national securities exchange.



     Our common stock is traded on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. under the symbol "SORT." On October 19, 2001, the last sale price of our common stock as reported by the OTC-BB was $.50 per share.


     INVESTING IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF THE FACTORS THAT YOU SHOULD CONSIDER BEFORE YOU PURCHASE ANY SHARES OF OUR COMMON STOCK.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                The date of this prospectus is October 24, 2001.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Questions and Answers About Gunther International, Ltd. ....    1
Questions and Answers About the Rights Offering.............    2
Risk Factors................................................    7
Special Note About Forward Looking Statements...............   15
Recent Developments.........................................   15
Use of Proceeds.............................................   18
The Rights Offering.........................................   19
Federal Income Tax Considerations...........................   28
Determination of the Subscription Price.....................   30
Price Range of Common Stock and Dividend Policy.............   31
Capitalization..............................................   32
Plan of Distribution........................................   33
Description of Our Securities...............................   34
Legal Matters...............................................   35
Experts.....................................................   35
Where You Can Find More Information.........................   36
Documents We Incorporate By Reference.......................   37

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone (including any broker or salesman) to provide you with information different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information contained in this prospectus is accurate only as of the date hereof. You should not assume that this prospectus is accurate as of any other date.

                               PROSPECTUS SUMMARY

     This section answers in summary form some questions you may have about Gunther International, Ltd. and this rights offering. The information in this section is a summary and therefore does not contain all of the information that you should consider before exercising your subscription rights. You should read the entire prospectus carefully, including the "Risk Factors" section and the documents listed under "Where You Can Find More Information." For convenience, references in this prospectus to "we," "us," or "Gunther" mean Gunther International, Ltd.

            QUESTIONS AND ANSWERS ABOUT GUNTHER INTERNATIONAL, LTD.

WHAT IS GUNTHER INTERNATIONAL, LTD.?

     We design, develop, assemble, market and service high-speed document finishing systems and inc.jet(TM) printing systems. Our finishing systems automatically assemble printed documents, fold, staple or bind the documents, as required, and insert completed documents into appropriate envelopes for mailing or other distribution. Our systems are modular, may be reconfigured in accordance with customer specifications and are controlled by our proprietary software. Our current principal products include high-speed statement and billing systems, electronic publishing systems, flat and folded document/mail processing systems, and the inc.jet(TM) high-speed printing system, which is designed to be used in conjunction with our document finishing systems.

     To date, our principal customers have been property and casualty insurance, financial institution and healthcare companies. We have also had success expanding into other markets including customers in the government, retail distribution, outsourcing, and service bureau industries.

HOW HAVE WE PERFORMED FINANCIALLY DURING THE PAST THREE YEARS?

     We incurred a net loss of $284,076 for the year ended March 31, 2001, a net loss of $758,883 for the year ended March 31, 2000 and a net loss of $1,180,113 for the year ended March 31, 1999. We incurred a net loss of $662,577 for the three months ended June 30, 2001 and estimate that our net loss for the three months ended September 30, 2001 will range from approximately $1.25 million to $1.45 million.

     We had an accumulated deficit of $16,110,252 as of June 30, 2001. At March 31, 2001 and June 30, 2001, we had a backlog of orders of approximately $1.3 million and $0.3 million, respectively, compared to a backlog of approximately $4.2 million and $3.4 million at March 31, 2000 and June 30, 2000, respectively. We estimate that our backlog at September 30, 2001 will be approximately $2.7 million. See "Recent Developments -- Discussion of Second Quarter Projected Results."

WHEN WERE WE FORMED?

     We were incorporated in the State of Delaware on March 22, 1978.

WHERE ARE WE LOCATED?

     Our executive offices are located at One Winnenden Road, Norwich, Connecticut 06360-1570, telephone: (860) 823-1427.

                QUESTIONS AND ANSWERS ABOUT THE RIGHTS OFFERING

WHAT IS A RIGHTS OFFERING?

     A rights offering is an opportunity for you to purchase additional shares of our common stock at a fixed price and in an amount at least proportional to your existing interest, which enables you to maintain and possibly increase your current percentage ownership.

WHAT IS A SUBSCRIPTION RIGHT?

     We are distributing to you, at no charge, 3.728 subscription rights for every share of common stock that you owned on September 4, 2001 either as a holder of record or, in the case of shares held of record by brokers, banks or other nominees, on your behalf as a beneficial owner of such shares. We will not distribute any fractional subscription rights, but will round the number of subscription rights you receive up to the nearest whole number. Each subscription right entitles you to purchase one share of our common stock for $.50. When you "exercise" a subscription right, that means that you choose to purchase the number of shares of common stock that the subscription right entitles you to purchase. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. You cannot give or sell your subscription rights to anybody else -- only you can exercise them. See "The Rights Offering -- The Subscription Rights."

WHAT IS THE BASIC SUBSCRIPTION PRIVILEGE?

     The basic subscription privilege of each subscription right entitles you to purchase one share of our common stock at a subscription price of $.50. See "The Rights Offering -- Basic Subscription Privilege."

WHAT IS THE OVER-SUBSCRIPTION PRIVILEGE?

     The over-subscription privilege gives you the right to purchase additional shares in the event that our other stockholders do not exercise all of their basic subscription privileges. We offer this privilege because we do not anticipate that all of our stockholders will exercise all of their subscription rights. By extending over-subscription privileges, we are providing for the purchase of those shares which are not purchased through the exercise of basic subscription privileges. The over-subscription privilege of each subscription right entitles you, if other stockholders do not fully exercise their basic subscription privileges, to subscribe for additional shares of common stock at a subscription price of $.50 per share, subject to proration. Although you are guaranteed the right to purchase that number of shares equal to the number of whole rights you receive in the offering, you may not be able to purchase any of the shares that you seek to purchase pursuant to your over-subscription privileges. The actual number of shares available for purchase pursuant to the over-subscription privileges will depend upon the number of shares purchased by our stockholders pursuant to the basic subscription privileges. See "The Rights Offering -- Over-Subscription Privilege."

WHAT ARE THE LIMITATIONS ON THE OVER-SUBSCRIPTION PRIVILEGE?

     If sufficient shares are available, we will honor all stockholders' over-subscription requests in full. If stockholders' over-subscription requests exceed the number of shares available, we will allocate all or a portion of the available shares among stockholders who over-subscribe as follows: (1) first, to those stockholders who fully exercise their basic subscription rights up to the total aggregate amount of their over-subscription requests; (2) if any shares remain to be allocated after step (1), to those stockholders who exercise some, but less than all of their basic subscription rights, up to the total aggregate amount of their over-subscription requests; and (3) if any shares are remaining after steps (1) and (2), to those stockholders who exercise their over-subscription rights, but not their basic subscription rights, up to the total aggregate amount of their over-subscription requests. Gunther Partners, LLC, a major stockholder and creditor of ours ("Gunther Partners"), has agreed to subscribe for up to 14,000,000 shares pursuant to its over-subscription privileges only.

     If the number of shares remaining after the exercise of all basic subscription privileges is not sufficient to satisfy all requests for shares pursuant to "first priority" over-subscription requests, additional shares will be allocated among first priority over-subscribing stockholders on a pro-rata basis (subject to elimination of fractional shares), based on the ratio that the number of available shares bears to the total number of shares that are the subject of first priority over-subscription requests. If the number of shares remaining after the exercise of all basic subscription privileges and first priority over-subscription privileges is not sufficient to satisfy all other over-subscription requests, then "second priority" and "third priority" oversubscribing stockholders will be subject to the same pro-rata allocations as first priority oversubscribing stockholders. See "The Rights Offering -- Over-Subscription Privilege."

     YOU SHOULD EXERCISE YOUR BASIC SUBSCRIPTION RIGHTS IN FULL IF YOU WISH TO MAXIMIZE THE LIKELIHOOD THAT YOU WILL RECEIVE THE TOTAL NUMBER OF SHARES YOU SEEK TO PURCHASE IN THE OFFERING.

WHY ARE WE ENGAGING IN A RIGHTS OFFERING?

     We are making this rights offering in order to raise up to $8,000,000 in new capital to be used as follows:

     - to repay senior secured indebtedness in the total principal amount of $4.5 million (carrying amount of $4,362,000 at September 30, 2001), plus accrued interest of approximately $180,000 through September 30, 2001 owed to Gunther Partners;

     - to repay subordinated indebtedness in the total principal amount of $500,000 owed to Robert Spiegel, one of our directors and a member of Gunther Partners, plus accrued interest of approximately $21,400 as of September 30, 2001;

     - to repurchase subordinated indebtedness in the total principal amount of $1,851,169 (carrying amount of $1,474,800 at September 30, 2001), plus accrued interest of approximately $293,000 as of September 30, 2001 originally owed to the Estate of Harold S. Geneen (the "Estate") for an aggregate purchase price of $500,000;

     - to repurchase 919,569 shares of our common stock originally held by the Estate at a purchase price of $.15 per share, or $137,935 in the aggregate; and

     - to generate additional working capital for our business.

     Assuming we sell all the shares being offered at a per share price of $.50, we intend to use the proceeds of the offering of $8 million (before deducting expenses payable by us of approximately $200,000) to effect these transactions, to pay past due account payables to our trade creditors and to fund our working capital needs.

HOW MUCH MONEY WILL WE RECEIVE FROM THE RIGHTS OFFERING?

     If we sell all the shares being offered, we will receive gross proceeds of $8,000,000. We are offering shares in the rights offering with no minimum purchase requirement. As a result, there is no assurance we will be able to sell all of the shares being offered. However, Gunther Partners has agreed to exercise its over-subscription rights to purchase all or a portion of the shares that are not subscribed for in the rights offering by other stockholders, up to an aggregate of 14,000,000 shares. Accordingly, even if Gunther Partners is the only stockholder who participates in the rights offering, we should receive gross proceeds of at least $7,000,000. See "The Rights Offering -- Purchase Commitment of Gunther Partners."

WHAT IS THE ROLE OF GUNTHER PARTNERS, LLC IN THIS OFFERING?

     Gunther Partners, LLC has agreed, as a standby underwriter, to purchase up to 14,000,000 shares of our common stock at $.50 per share included in the rights offering on a standby commitment basis. We refer to the commitment of Gunther Partners to purchase shares of common stock as described in this prospectus as the "Standby Commitment." In order to give all other stockholders desiring to purchase shares the opportunity to do so ahead of Gunther Partners, Gunther Partners has indicated that it will not subscribe for any shares pursuant to its basic subscription privileges but will exercise its over-subscription privileges to purchase up to a maximum of 14,000,000 shares in the aggregate, for a total investment of $7,000,000. Under the allocation procedures that have been adopted for the offering, Gunther Partners subscription requests will be afforded the lowest priority in the offering and the over-subscription requests of all other stockholders who exercise some or all of their basic subscription privileges will be filled in full before any shares are sold to Gunther Partners in fulfillment of its over-subscription request. See "The Rights Offering -- Over-Subscription Privilege."

     As a result of Gunther Partners' Standby Commitment, the total amount of shares of common stock to be purchased by Gunther Partners generally will be equal to the difference between 16,000,000 and the amount purchased by our other stockholders pursuant to this offering, but in no event will Gunther Partners purchase more than 14,000,000 shares in the aggregate. Formed in 1998 to enter into a recapitalization agreement with us, Gunther Partners is, as of the date of this prospectus, the record owner of 919,569 shares of our common stock and subordinated indebtedness in the total principal amount of $1,851,169 previously owned by the Estate. It also holds (1) senior secured debt securities in the aggregate principal amount of $4.5 million issued by us to Gunther Partners in 1998 and (2) a stock purchase warrant entitling it to purchase up to 35% of the pro forma, fully diluted number of shares of our common stock, determined as of the date of exercise. Under the terms of the 1998 warrant, the 16,000,000 shares to be issued in this rights offering will not be included in the computation of fully diluted shares for purposes of the 35% calculation. In addition, two of the members of Gunther Partners, Messrs. Thomas Steinberg and Robert Spiegel, are members of our Board of Directors. For a more complete description of the role of Gunther Partners in the offering, see "The Rights Offering -- Purchase Commitment of Gunther Partners."


     On October 24, 2001, we entered into a standby purchase agreement with Gunther Partners which provides further detail regarding the Standby Commitment of Gunther Partners. Under the terms of this agreement, we agreed to indemnify Gunther Partners and its members against claims and liabilities arising out of or based upon material misstatements or omissions made in this prospectus and the registration statement of which it forms a part.


HOW MANY SHARES MAY I PURCHASE?

     You will receive 3.728 subscription rights for each share of common stock that you owned on September 4, 2001. We will not distribute fractional subscription rights, but will round the number of subscription rights you are to receive up to the nearest whole number. Each subscription right entitles you to purchase one share of common stock for $.50. See "The Rights Offering -- Basic Subscription Privilege."

     If some of our stockholders do not exercise their basic subscription rights, you may have the opportunity to purchase additional shares of common stock. On your subscription certificate, you may request to purchase additional shares to the extent available for $.50 per share, subject to proration. We may honor all of these over-subscription requests, but if not, you may not be able to purchase as many shares as you requested on your subscription certificate. Subject to state securities laws and regulations, we have the discretion to issue less than the total number of shares that may be available for over-subscription requests in order to comply with state securities laws. See "The Rights Offering -- Over-Subscription Privilege."

HOW DID WE ARRIVE AT THE $.50 PER SHARE SUBSCRIPTION PRICE?

     Our Board of Directors, excluding Messrs. Thomas Steinberg and Robert Spiegel, who recused themselves from the process, set all of the terms and conditions of the rights offering, including the subscription price. The $.50 subscription price was determined based upon the consideration of the factors more fully described in "Determination of the Subscription Price" at page 30.

HOW DO I EXERCISE MY SUBSCRIPTION RIGHTS?


     You must properly complete the attached subscription certificate and deliver it to the Subscription Agent before 5:00 p.m., New York City time, on November 21, 2001. The address for the Subscription Agent is on page 26. See "The Rights Offering -- Subscription Agent."


HOW DO I PAY FOR MY SHARES?

     Your subscription certificate must be accompanied by proper payment for each share that you wish to purchase pursuant to both your basic and over-subscription privileges. See "The Rights Offering -- Method of Payment."

HOW LONG WILL THE RIGHTS OFFERING LAST?


     You will be able to exercise your subscription rights only during a limited period. IF YOU DO NOT EXERCISE YOUR SUBSCRIPTION RIGHTS BEFORE 5:00 P.M., NEW YORK CITY TIME, ON NOVEMBER 21, 2001, THE SUBSCRIPTION RIGHTS WILL EXPIRE. We may, in our discretion, decide to extend the rights offering. In addition, if the commencement of the rights offering is delayed, the expiration date will similarly be extended. See "The Rights Offering -- Expiration Date."


HAS THE BOARD OF DIRECTORS MADE A RECOMMENDATION REGARDING THIS RIGHTS OFFERING?

     No. Our Board of Directors makes no recommendation to you about whether you should exercise any rights.

WHAT SHOULD I DO IF I WANT TO PARTICIPATE IN THE RIGHTS OFFERING, BUT MY SHARES ARE HELD IN THE NAME OF MY BROKER, DEALER OR OTHER NOMINEE?

     If you hold your shares of our common stock through a broker, dealer or other nominee (for example, through a custodian bank), then your broker, dealer or other nominee is the record holder of the shares you own. This record holder must exercise the rights on your behalf for shares you wish to purchase. Therefore, you will need to have your record holder act for you. If you wish to participate in the rights offering and purchase shares, please promptly contact the record holder of your shares. To indicate your decision with respect to your rights, you should complete and return to your record holder the form entitled "Instructions by Beneficial Owners to Brokers and Other Nominees." You should receive this form from your record holder with the other rights offering materials. See "The Rights Offering -- Shares Held for Others."

WHAT FEES OR CHARGES APPLY IF I PURCHASE SHARES?

     We are not charging any fee or sales commission to issue rights to you or to issue shares to you if you exercise rights. If you exercise rights through a record holder of your shares, you are responsible for paying any fees that person may charge.

AFTER I EXERCISE MY SUBSCRIPTION RIGHTS, CAN I CHANGE MY MIND AND CANCEL MY PURCHASE?

     No. Once you send in your subscription certificate and payment, you cannot revoke the exercise of your subscription rights, even if you later learn information about us that you consider to be unfavorable and even if the market price of our common stock is below the $.50 per share purchase price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $.50 per share. See "The Rights Offering -- No Revocation."

IS EXERCISING MY SUBSCRIPTION RIGHTS RISKY?

     The exercise of your subscription rights involves risks. Exercising your subscription rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading "Risk Factors," beginning on page 7.

WHAT HAPPENS IF I CHOOSE NOT TO EXERCISE MY SUBSCRIPTION RIGHTS?

     You will retain your current number of shares of common stock even if you do not exercise your subscription rights. However, if other stockholders exercise their subscription rights and you do not, the percentage of Gunther that you own will diminish, and your voting and other rights will be diluted.

CAN I SELL OR GIVE AWAY MY SUBSCRIPTION RIGHTS?

     No. The rights may be exercised only by the person to whom they are granted.

AM I REQUIRED TO SUBSCRIBE IN THE RIGHTS OFFERING?

     No. You are not required to exercise any rights, purchase any new shares, or otherwise take any action in response to this rights offering.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF EXERCISING MY RIGHTS?

     The receipt and exercise of your subscription rights are intended to be nontaxable events. You should seek specific tax advice from your personal tax advisor. See "Federal Income Tax Considerations -- Taxation of Stockholders."

WHEN WILL I RECEIVE MY NEW SHARES?


     If you purchase shares of common stock through the rights offering, you will receive certificates representing those shares as soon as practicable after November 21, 2001.


CAN THE BOARD OF DIRECTORS CANCEL THE RIGHTS OFFERING?


     Yes. The Board of Directors may decide to cancel the rights offering at any time, on or before November 21, 2001, for any reason. If we cancel the rights offering, any money received from subscribing stockholders will be refunded promptly. See "The Rights Offering -- Cancellation Right."


HOW MANY SHARES WILL BE OUTSTANDING AFTER THE RIGHTS OFFERING?

     The number of shares of common stock that will be outstanding after the rights offering will depend on the number of shares that are purchased in the rights offering. If we sell all of the shares being offered, then we will issue 16,000,000 new shares of common stock. In that case, we will have 20,291,769 shares of common stock outstanding after the rights offering.

WHAT IF I HAVE MORE QUESTIONS?

     If you have more questions about the rights offering, please contact our Chief Financial Officer, Michael M. Vehlies, at: Gunther International, Ltd., One Winnenden Road, Norwich, CT 06360-1570, Telephone: (860) 823-1427 (ext.
124).

                                  RISK FACTORS

     An investment in Gunther common stock involves a high degree of risk. You should carefully consider the following risk factors and other information in this prospectus and the documents we incorporate by reference in evaluating our company before you purchase any shares of our common stock. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In this case, the trading price of our common stock could decline and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

     WE HAVE AN ACCUMULATED DEFICIT AND ANTICIPATE FURTHER LOSSES, WHICH COULD JEOPARDIZE OUR BUSINESS.

     We have incurred significant losses since we commenced our operations and had an accumulated deficit of $16,110,252 as of June 30, 2001. As of the date of this prospectus, we expect that our net loss for the fiscal quarter ended September 30, 2001 will range from approximately $1.25 million to $1.45 million. We cannot assure you that we will be able to achieve or sustain revenue growth, profitability or positive cash flow on either a quarterly or annual basis or that profitability, if achieved, will be sustained. If we are unable to achieve or sustain profitability, we may not be financially viable in the future and may have to curtail, suspend or cease operations.

     WE HAVE RELIED, AND MAY CONTINUE TO RELY, UPON OUR STOCKHOLDERS AND THEIR AFFILIATES TO PROVIDE DEBT AND EQUITY FINANCING TO SUPPORT OUR BUSINESS OPERATIONS.

     Because of our history of losses and negative operating cash flow, we have had difficulties in obtaining financing from banks or other traditional sources of financing to fund our working capital needs. As a result, we have relied upon infusions of capital from time to time by our stockholders and their affiliates through their purchase of our debt and equity securities, including this rights offering.

     We cannot assure you that our stockholders and their affiliates will continue to provide such financing if financing from independent sources is not otherwise available. If, in the future, our stockholders and their affiliates are unwilling or unable to continue to finance our operations during periods of continual negative cash flows, we may be forced to seek adequate alternative sources of financing on less favorable terms. If we are unable to arrange alternative financing sources, we may be forced to curtail, suspend or cease our operations.

     OUR ROYALTY AGREEMENTS OBLIGATE US TO MAKE PAYMENTS TO THIRD PARTIES WHICH DIVERTS NEEDED CASH RESOURCES FROM OUR BUSINESS.

     We have royalty agreements with Connecticut Innovations, Inc. ("CII") and certain founding stockholders which require us to make payments based on our revenues that are not related to or contingent upon us attaining profitability or positive cash flow. In fiscal 2001 and 2000, royalty payments totaled $367,000 and $310,250, respectively. In the future, these payments will adversely affect our operating results and divert cash resources from use in our business, and possibly at times when the our liquidity and access to funding may be limited.

     Our royalty agreement with CII requires us to pay CII a royalty equal to .67% (sixty-seven hundredths of a percent) of all systems sales (as defined in the royalty agreement), and provides for minimum payments of $137,500 for fiscal 2002 and $131,250 for fiscal 2003. If, during any quarter, the royalty computation does not exceed the minimum payment referred to above, the minimum payment would be made instead of the actual computed royalty amount. For fiscal years 2001 and 2000, we paid CII royalties under this agreement of approximately $125,000 and $106,250, respectively.

     Our royalty agreement with certain of our founding stockholders requires us to pay these stockholders an amount equal to 1% of all our annual sales. During fiscal years 2001 and 2000, we expensed $242,000 and $204,000, respectively, under this agreement. Our obligations under this agreement terminate upon the payment of royalties aggregating $12,000,000. Total royalties expensed through March 31, 2001 were

$1,160,000. As of the date of this prospectus, we have not paid approximately $120,000 of the royalty payments owed to the founding stockholders as of March 31, 2001.

     WE DEPEND ON THIRD-PARTY MANUFACTURERS AND SUPPLIERS TO PRODUCE OUR
     PRODUCTS.

     We do not manufacture any of the hardware components of our finishing systems and depend solely upon third parties to manufacture components on a purchase order basis. We do not have written long-term arrangements with these contract manufacturers. As a result, we are dependent on the timely delivery of high quality components from these manufacturers, which may leave us with less flexibility and control over the manufacturing process than if we conducted these operations internally.

     These manufacturers (including the manufacturers of subassemblies included in our final products) may not timely deliver the items they are expected to produce. Any occurrence of this sort could compromise our ability to deliver our systems and products in a timely fashion. It could also require us to make alternative arrangements, which may not be available on acceptable terms or on a timely basis. If we were unable to make alternative arrangements, our business and financial condition could suffer.

     BECAUSE OUR SYSTEMS CARRY A HIGH PRICE, A RELATIVELY SMALL NUMBER OF CUSTOMERS MAY ACCOUNT FOR A SIGNIFICANT PERCENTAGE OF OUR ANNUAL REVENUES. IF THESE CUSTOMERS' ORDERS DECLINE, OUR BUSINESS WOULD SUFFER.

     Due to the relatively high sales price of our document finishing systems, customers who place multiple machine orders within a single year may account for more than 10% of our revenues for that year. However, we have not historically relied on any one of these customers to maintain our level of sales from year to year. If one or more our existing or prospective customers were to account for a significant percentage of our annual revenues in a given year and, thereafter, these customers' orders declined, our revenues and profitability would be adversely affected.

     IF WE FACE EXCESSIVE PRODUCT WARRANTY CLAIMS OR FAILURE RATES RELATED TO OUR FINISHING SYSTEMS, WE COULD FACE INCREASED LOSSES, HARM TO OUR BUSINESS REPUTATION AND COSTLY PRODUCT LIABILITY LITIGATION.

     We warrant that our finishing systems are free of defects in workmanship and materials for an initial period after installation. If we experience more warranty claims or product failure rates than we expected when we originally priced our products and spare parts, we could suffer increased losses or harm to our business reputation, either of which could significantly harm our business and force us to curtail or suspend our business operations.

     In addition, the terms of our customer agreements and purchase orders may not protect us adequately from unwarranted claims against us, unfair verdicts if a claim were to go to trial, settlement of these kinds of claims or future regulation or laws regarding our products. Our defense against these claims in the future, regardless of their merit, could result in substantial expense to us, diversion of management time and attention, damage to our business reputation and hurt our ability to retain existing customers or attract new customers.

     OUR GROWTH STRATEGY INVOLVES SIGNIFICANT RISKS.

     Our growth strategy depends upon expanding sales of our document finishing systems, inc.jet printing products and service maintenance businesses. This strategy depends on our ability to substantially increase sales, delivery, installation and maintenance of our finishing systems and our ability to maintain or improve our profit margins. There can be no assurance that we will be successful in implementing this growth strategy, in identifying and establishing new markets or in maintaining or improving our profits margins. Our failure to implement our growth strategy could have a material adverse effect on our financial condition and results of operations.

     OUR BUSINESS COULD BE ADVERSELY AFFECTED IF WE LOSE THE SERVICES OF THE KEY PERSONNEL UPON WHOM WE DEPEND.

     Our management and operations are dependent upon the efforts of our President and Chief Executive Officer, Marc I. Perkins, and a small number of management and operating personnel. Our employment agreement with Mr. Perkins expired on March 31, 2001. We do not maintain key-man life insurance on any of our executive officers. In addition, the development of our products depends upon the efforts of software and hardware engineers employed by us. None of these employees are currently subject to written employment agreements. The loss of the services of key members of our management team or our engineering employees without suitable replacement(s) could have an adverse impact on our business and depress our stock price.

     WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY RIGHTS. IF WE FAIL TO DO SO, OUR ABILITY TO COMPLETE WILL BE IMPAIRED AND BUSINESS COULD SUFFER SIGNIFICANT HARM.

     Because our business depends on technology, we believe the maintenance of our patents, trademarks, service marks and other proprietary rights in our unpatented know-how and common law trademarks and service marks is important to our success and competitive position. If we are unsuccessful in maintaining and protecting these proprietary rights, third parties could copy and market products which infringe on our proprietary rights, depressing sales of our products and significantly harming our business.

     Our ability to compete effectively depends, in part, on our ability to continue to develop our proprietary technology. As of June 30, 2001, we have secured eleven patents from the U.S. Patent and Trademark Office relative to our products and systems and one pending patent applications in the United States. We intend to continue to file patent applications which are directed to the salient features of our products and systems. We also rely upon protective codes embedded in our software to protect our proprietary technology. We also rely on non-disclosure agreements with our employees, customers, consultants and strategic partners. There can be no assurance that such measures will be adequate to protect our proprietary technology.

     IF THIRD PARTIES CLAIM THAT WE INFRINGE THEIR PROPRIETARY RIGHTS, WE COULD FACE INCREASED COSTS AND SUFFER SIGNIFICANT LOSSES.

     We believe that our systems and technology do not infringe any existing proprietary rights of others. Other parties could, however, claim in the future that the products we offer have infringed their proprietary rights. If we are unable to successfully defend against these claims, we may face increased costs and suffer significant losses. In addition,

     - third party competitors could assert rights in our intellectual property rights;

     - competitors may have filed for patent protection that is not as yet a matter of public knowledge; or

     - a court could interpret a third-party's patents broadly so as to cover some of our products.

     We could incur substantial costs and diversion of management resources with respect to the defense of any claims relating to proprietary rights, whether the assertion of the claim is valid. Any of these claims, if asserted successfully, could have a material adverse effect on our business, financial condition and results of operations. Furthermore, parties making these claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief, which could effectively block our ability to make, use, sell, distribute or market our systems and products in the United States or abroad. Any unfavorable judgment could significantly damage our business prospects and cause a decrease in our stock price.

RISKS RELATED TO OUR INDUSTRY

     WE FACE INTENSE COMPETITION IN OUR DOCUMENT FINISHING AND PRINTING SYSTEMS BUSINESS.

     Our principal competitors are Pitney-Bowes and Bell & Howell, each of which has substantially greater resources, financial and otherwise, than we do. We believe that we compete effectively in sales to our existing customer base because of, among other things, the flexibility of our systems resulting from the application of our proprietary technology. However, we cannot assure you that we will have the resources to compete effectively or, in the future, to market our systems to an expanded customer base or respond to technological changes. If we are unable to compete effectively, we may suffer increased losses and be forced to curtail, suspend or cease business operations.

     THE MARKET FOR OUR DOCUMENT FINISHING AND PRINTING SYSTEMS CONTINUES TO DEVELOP.

     The market for our document finishing systems, which first developed in the mid-1980's, continues to develop and market acceptance of and demand for these systems is subject to a high level of uncertainty. Our ultimate success will depend upon the rate at and extent to which large corporations, banking and financial institutions, and governmental entities choose to automate and personalize their electronic publishing efforts or to replace existing equipment. We cannot assure you that we will be successful in selling our systems to other businesses which may not have the same stringent requirements for the high levels of document accuracy, confidentiality or personalization that our systems are capable of providing. If we are unable to further develop the market for our document finishing and printing systems, our losses could increase.

     OUR INC.JET IMAGER FACES SIGNIFICANT AND INCREASING COMPETITIVE THREATS.

     Our imager competes with products manufactured and marketed by a number of third parties. To date, we have secured relatively few customers for our imager. If we are unable to promote and expand the market for our inc.jet imager, or if our competitors successfully market competing products, the success of our inc.jet imager business may suffer and we could incur significant losses.

     WE HAVE A LICENSE WITH THE CO-DEVELOPER OF THE INC.JET IMAGER THAT IS NON-EXCLUSIVE.

     Our inc.jet imager was developed in conjunction with Hewlett-Packard's Specialty Printing System Operation. Our licensing agreement with Hewlett Packard is non-exclusive, which means that Hewlett Packard could license the ink jet printer technologies used in our inc.jet imager to third parties that currently, or may in the future, develop and market products that compete directly with us. If third parties successfully market products under license from Hewlett Packard, demand for our inc.jet imager may decrease.

     THE PERFORMANCE OF OUR INC.JET BUSINESS LINE DEPENDS, IN PART, UPON THE GROWTH OF REVENUES RELATED TO OUR RESALE OF INK JET CARTRIDGES AND OTHER CONSUMABLES WHICH MAY NEVER MATERIALIZE.

     Our inc.jet business model is dependent in part upon the continuing growth of our resales of ink cartridges (manufactured by third parties) and other consumables associated with the operation of our inc.jet imager. If sales of our inc.jet imager do not grow as we currently anticipate, the associated revenues related to our resales of inc.jet consumables would not materialize and we could experience losses on our investment in the inc.jet business.

     THE SUCCESS OF OUR INC.JET BUSINESS LINE ALSO DEPENDS, IN PART, UPON THE ACTIVITIES OF THE THIRD PARTY OEM MANUFACTURERS AND THEIR OEM CUSTOMERS.

     We are currently targeting our inc.jet imager to "original equipment manufacturers" customers in the document finishing and mail addressing business, as well as other OEM customers in the commercial printing and packaging markets. Because, our product is designed to serve as the print engine for use with printing systems designed, manufactured and marketed by these OEM customers, our inc.jet revenues depend upon the successful sales efforts of these OEM customers. If these OEM manufacturers do not successfully market their products to their own customer bases, demand for our inc.jet imager may decrease.

RISKS RELATED TO THE RIGHTS OFFERING

     IF YOU DO NOT EXERCISE ALL OF YOUR SUBSCRIPTION RIGHTS, YOU MAY SUFFER SIGNIFICANT DILUTION OF YOUR PERCENTAGE OWNERSHIP OF OUR COMMON STOCK.

     This rights offering is designed to enable us to raise capital while allowing all stockholders on the record date to maintain their relative proportionate voting and economic interests. Gunther Partners has agreed to exercise its over-subscription privileges to purchase additional shares that are not subscribed for by other stockholders in the rights offering, up to a maximum of 14 million shares.

     To the extent that you do not exercise your subscription rights and shares are purchased by other stockholders in the rights offering, your proportionate voting interest will be reduced, and the percentage that your original shares represent of our expanded equity after exercise of the subscription rights will be disproportionately diluted. For example, if you own 10,000 shares of common stock before the rights offering, or 0.23% of Gunther's equity, and you exercise none of your subscription rights while all other subscription rights are exercised by other stockholders through their basic and over-subscription privileges, then your percentage ownership will be reduced to 0.05%.

     If no stockholders other than Gunther Partners exercise their subscription privileges, Gunther Partners will exercise its over-subscription privileges to purchase 14 million shares in the offering. In that case, Gunther Partners' ownership interest would increase to approximately 76.9% from approximately 21.4%, and the ownership interest of the outstanding remaining stockholders, who currently own in the aggregate approximately 78.6% of our common stock, will decrease to approximately 13.1%.

     IF YOU EXERCISE YOUR RIGHTS, YOU MAY BE UNABLE TO SELL ANY SHARES YOU PURCHASE AT A PROFIT AND YOUR ABILITY TO SELL MAY BE DELAYED BY THE TIME REQUIRED TO DELIVER THE STOCK CERTIFICATES.

     The public trading market price of our common stock may decline after you elect to exercise your subscription rights. If that occurs, you will have committed to buy shares of common stock at a price above the prevailing market price and you will have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of subscription rights you will be able to sell your shares of common stock at a price equal to or greater than the subscription price. Until shares are delivered upon expiration of the rights offering, you may not be able to sell the shares of our common stock that you purchase in the rights offering. Certificates representing shares of our common stock purchased will be delivered as soon as practicable after expiration of the rights offering. We will not pay you interest on funds delivered to the Subscription Agent pursuant to the exercise of rights.

     YOU MAY NOT REVOKE YOUR EXERCISE OF RIGHTS; WE MAY CANCEL THE RIGHTS OFFERING.

     Once you exercise your subscription rights, you may not revoke the exercise, even if less than all of the shares that we are offering are actually purchased. We may withdraw or terminate this rights offering in our discretion. If we elect to withdraw or terminate the rights offering, neither we nor the Subscription Agent will have any obligation with respect to the subscription rights except to return, without interest or penalty, any subscription payments.

     THE SUBSCRIPTION PRICE IS NOT AN INDICATION OF THE VALUE OF GUNTHER.

     The $.50 subscription price was set by our Board of Directors after considering a variety of factors discussed at page 30, "Determination of the Subscription Price," and is designed to encourage current stockholders to exercise their subscription rights, thereby raising capital without diluting the ownership interests of current stockholders. The price, however, does not necessarily bear any relationship to the book value of our assets, past operations, cash flows, earnings, financial condition or any other established criteria for value. As a result, you should not consider the $.50 per share subscription price as an indication of the current value of Gunther or our common stock. We cannot assure you that you will be able to sell shares purchased during this offering at a price equal to or greater than $.50 per share.

     YOU WILL INCUR IMMEDIATE AND SUBSTANTIAL NET TANGIBLE ASSET DILUTION.

     If you exercise your rights to purchase shares of our common stock, you will incur immediate and substantial dilution between the net tangible book value per share of common stock after the offering and the $.50 subscription price.

     AFTER THE RIGHTS OFFERING, GUNTHER PARTNERS WILL EFFECTIVELY CONTROL GUNTHER AND MAY FURTHER INCREASE ITS OWNERSHIP STAKE BY EXERCISING OTHER WARRANTS THAT IT HOLDS.

     As of the date of this prospectus, Gunther Partners owns 919,569 or 21.4% of our outstanding voting stock and subordinated indebtedness in the total principal amount of $1,851,169 previously owned by the Estate, as well as $4.5 million principal amount ($4,362,000 carrying amount at September 30, 2001) of our outstanding secured long-term debt, plus accrued interest of $180,000. Because of Gunther Partners' commitment to backstop our sale of the shares offered by this prospectus, the rights offering could, and is likely to, result in Gunther Partners owning a significant percentage of our outstanding common stock (up to 76.9% if Gunther Partners purchases 14 million of the total number of shares being offered and no other stockholders participate in the offering). In that case, Gunther Partners will have enough total votes to approve or disapprove any matters that are to be determined by a majority vote of our stockholders, and accordingly your ability to influence Gunther through voting your shares will be limited.

     In 1998, we granted Gunther Partners a warrant to acquire up to 35% of the pro forma, fully-diluted number of shares of our common stock as of the date of exercise at any time until October 2, 2003 for an exercise price of $1.50 per share. Under the terms of the 1998 warrant, the 16,000,000 shares to be issued in this rights offering will not be included in the computation of fully diluted shares for purposes of the 35% calculation. Gunther Partners distributed these warrants to its members on a pro-rata basis in November 1998. If the members of Gunther Partners decide to exercise some or all of these warrants in the future, your percentage ownership in Gunther will be further diluted and your ability to influence our management and policies will be proportionately diminished.

     THE CONSUMMATION OF THE RIGHTS OFFERING MAY JEOPARDIZE OUR UTILIZATION OF SIGNIFICANT TAX BENEFITS.

     As of June 30, 2001, we had approximately $11.2 million of federal net operating tax losses that we can use to offset future federal taxable income and which expire in years 2008 through 2021. However, our issuance of common stock in this rights offering may prevent us from fully utilizing these benefits because of the likelihood that the offering will result in a statutory "ownership change," as defined by the Internal Revenue Code of 1986, as amended. If an ownership change occurs, the tax code limits the amount of tax benefits that we can use in a year to an amount based on the fair market value of our stock multiplied by a long-term tax exempt rate. Any restrictions on our ability to utilize our federal net operating tax losses in the future may negatively affect the market price of our common stock.

     If the limitations discussed above are triggered by an ownership change resulting from the completion of this offering, the anticipated annual limitation would be approximately $100,000 and would cause approximately $8 million of our federal net operating tax losses to expire unutilized. Therefore, if we are successful in generating future taxable income, we may have to pay more income taxes or pay these taxes sooner than if we were not limited by the expiration of unutilized tax losses.

RISKS RELATED TO OUR COMMON STOCK

     ALTHOUGH OUR COMMON STOCK IS AVAILABLE ON THE OVER-THE-COUNTER-MARKET, IT IS NOT LISTED ON A NATIONAL OR REGIONAL SECURITIES EXCHANGE AND IS THINLY TRADED. OUR STOCK PRICE MAY FLUCTUATE MORE THAN THE STOCK MARKET AS A WHOLE.

     Since 1995, our common stock has been quoted and traded in the over-the-counter market on the "Electronic Bulletin Board" of the National Association of Securities Dealers, Inc. under the symbol "SORT." Without a larger float and a listing on a national or regional exchange, our common stock will be less liquid than the stock of companies with broader public ownership and, as a result, the trading prices for our common stock may be more volatile. As a result of this volatility and the thin trading market for our shares, you may find it more difficult to sell our stock in a declining market and avoid a loss on your investment than if our shares were traded on a national or regional securities exchange or on the Nasdaq National or SmallCap markets.

     Among other things, trading of a relatively small volume of our common stock may have a greater impact on the trading price for our stock than would be the case if our public float were larger. In addition, sales of a substantial amount of our outstanding common stock in the public market, or the perception that these sales may occur, could adversely affect the market price of our common stock prevailing from time to time. Possible or actual sale of any of these shares, particularly by our principal stockholders, may decrease the market price of shares of our common stock.

     OUR QUARTERLY OPERATING RESULTS MAY NOT SERVE AS A GOOD INDICATOR OF FUTURE RESULTS AND MAY CAUSE OUR STOCK PRICE TO FLUCTUATE SIGNIFICANTLY. THESE FLUCTUATIONS COULD RESULT IN LOWER PRICES FOR OUR STOCK.

     We expect our quarterly operating results to fluctuate significantly in the future based upon a number of factors, some of which are outside our control. As a result, it is possible that our operating results may be below the expectations of investors in some future period. If this were to occur, the trading price of our common stock would likely decline, perhaps significantly. The factors which affect whether our operating results fluctuate include:

     - the volume, timing, delivery and acceptance of customer orders;

     - the rate of customer and end-user acceptance of our document finishing and printing systems and the volume or nature of warranty claims;

     - the market acceptance of our existing systems and new systems under development;

     - the possible introduction of competing products that could adversely affect demand for our document finishing and printing systems;

     - changes in our pricing policies or those of our customers or competitors;

     - the relative proportion of our systems sales and maintenance revenues;

     - the timely availability of sufficient volume of manufacturing components from third party sources;

     - fluctuations in our research and development expenditures;

     - the availability of financing arrangements for certain of our customers; and

     - economic conditions specific to the document finishing and printing industry and general economic conditions.

     Additionally, because the purchase of one of our systems is expensive, it may take a significant amount of time from the first sales negotiations for a customer to complete and pay for its purchase. We expect fluctuations in our revenue from quarter to quarter to apply to the purchase of our systems. Since we sell few units at high average prices, a delay in either the sale or the receipt of the purchase price for only a few units could have a considerable adverse effect on the results of operations for a fiscal quarter.

     THE EXERCISE OF OUTSTANDING OPTIONS AND WARRANTS MAY DILUTE YOUR OWNERSHIP OF OUR COMMON STOCK.

     As of the date of this prospectus, we had, in addition to the Gunther Partners 35% warrant, other outstanding warrants exercisable to purchase an aggregate of 106,666 shares of common stock at an exercise price of $4.00 per share, and outstanding options to purchase 313,000 shares of common stock at exercise prices ranging from $0.88 to $3.22 per share (of which options to purchase 221,533 shares were exercisable at June 30, 2001). The exercise of our outstanding options and warrants would dilute the then existing shareholders' percentage ownership of our stock, and any sales in the public market of common stock underlying such securities could adversely affect prevailing market prices for the common stock.

     WE DO NOT EXPECT TO PAY CASH DIVIDENDS ON OUR COMMON STOCK.

     We have never declared or paid dividends on our common stock and do not anticipate declaring or paying any dividends in the foreseeable future. We plan to retain any future earnings to reduce our accumulated deficit and finance the continued expansion and development of our business. As part of our 1998 recapitalization transaction, we are prohibited from declaring or paying any dividends on our capital stock until we have repaid in full our senior secured debt obligations. See "The Rights Offering -- Purchase Commitment of Gunther Partners." As a result, our dividend policy could depress the market price for our common stock.

     THE HOLDERS OF OUR COMMON STOCK MAY BE ADVERSELY AFFECTED BY THE RIGHTS OF HOLDERS OF PREFERRED STOCK THAT MAY BE ISSUED IN THE FUTURE.

     Our Board of Directors has the authority to issue up to 500,000 shares of preferred stock, and to determine the price, rights, preferences and restrictions, including voting rights, of those shares, without any further vote or action by the shareholders. Accordingly, our Board of Directors is empowered, without approval of the holders of common stock, to issue preferred stock, for any reason and at any time, with such rates of dividends, redemption provisions, liquidation preferences, voting rights, conversion privileges and other characteristics as they may deem necessary. The rights of holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. In addition, if the Board of Directors decides to issue this stock it could delay, discourage or prevent an unsolicited attempt to acquire us.

                               SPECIAL NOTE ABOUT
                           FORWARD-LOOKING STATEMENTS

     Some of the information contained in this prospectus, including the above risk factors section, contains or incorporates by reference certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, about our financial condition, results of operations and business that are based on our current and future expectations. You can find many of these statements by looking for words such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of such terms and other comparable terminology. Such statements reflect our current views with respect to future events and are subject to risks and uncertainties, including those discussed under "Risk Factors" and elsewhere in this prospectus that could cause actual results to differ materially from those contemplated in such forward-looking statements.

     We believe it is important to communicate our expectations to our investors. However, you are cautioned that no forward-looking statement is a guarantee of future performance and you should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. There may be events in the future that we are not able to predict accurately or over which we have no control. These statements are representative only on the date hereof. We undertake no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

     The risk factors listed above, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

                              RECENT DEVELOPMENTS

     RECAPITALIZATION AGREEMENT

     We entered into a recapitalization agreement effective June 25, 2001 with Gunther Partners, the Estate of Harold S. Geneen (the "Estate"), Gerald H. Newman and Park Investment Partners, Inc. (the "Recapitalization Agreement"). The Recapitalization Agreement requires us to use our reasonable best efforts to complete this offering by September 30, 2001, but in any event not later than December 31, 2001, and to use the proceeds of the offering for the purposes described below in "Use of Proceeds." The Recapitalization Agreement also sets forth the Standby Commitment of Gunther Partners to purchase an amount of shares in the offering equal to the difference between 16,000,000 and the amount purchased by our other stockholders pursuant to this offering, up to a maximum of 14,000,000 shares in the aggregate.

     The Recapitalization Agreement provides that the shares to be sold in the offering will have no effect on the calculation of the number of our fully-diluted shares for purposes of the warrants issued to Gunther Partners in 1998, see "Description of Our Securities -- Gunther Partners' Warrants" below, and that the expiration date of the Gunther Partners warrants will be extended for one calendar day for each calendar day from and after April 1, 2001 until our repayment in full of all principal and interest due under an unsecured promissory note issued to Robert Spiegel, one of our directors, on November 30, 2000. The Recapitalization Agreement also requires the Estate to sell all Gunther debt and equity held by it to us for an aggregate purchase price of $637,935 and requires that, Gunther Partners effectuate the repurchase transactions itself for our benefit prior to the commencement of this offering. As noted below, Gunther Partners effected these repurchases on our behalf on July 25, 2001.

     The Recapitalization Agreement also requires us to prepare and submit to our stockholders an amendment to our Restate Certificate of Incorporation increasing the number of authorized shares of common stock from 16,000,000 to 32,000,000. Our stockholders approved this proposed amendment at the annual meeting of stockholders held on September 6, 2001. In addition, the Recapitalization Agreement provides that the voting agreement entered into in connection with our 1998 recapitalization will terminate upon the completion of this offering and the application of the offering proceeds for the purposes described below.

STANDBY PURCHASE AGREEMENT


     On October 24, 2001, we entered into a standby purchase agreement with Gunther Partners which further defines our rights and obligations, and the rights and obligations of Gunther Partners, with respect to Gunther Partners' participation in this offering. The Standby Purchase Agreement obligates us to sell, and requires Gunther Partners to subscribe for and purchase from us pursuant to its exercise of over-subscription rights only, a number of shares equal to 16,000,000 less the number of shares subscribed for and purchased by our other stockholders in the offering up to a maximum of 14,000,000 shares.


     Under the terms of the Standby Purchase Agreement, we agreed to indemnify Gunther Partners and its members against claims and liabilities arising out of or based upon any untrue statement or alleged untrue statement of any material fact contained in this prospectus, the registration statement of which it forms a part, any amendment or supplement thereto, or arising out of the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading. We also agreed to reimburse Gunther Partners and its members for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such actions or claims asserting liabilities against them. The Standby Purchase Agreement may be terminated by either us or Gunther Partners if this offering is not consummated by December 31, 2001 through no fault of Gunther Partners and also provides that we will not extend the closing date of the rights offering beyond December 31, 2001 without the prior consent of Gunther Partners.

SETTLEMENT OF SEC INVESTIGATION

     On September 25, 2001, the U.S. Securities and Exchange Commission (the "Commission") accepted an Offer of Settlement submitted by the Company in connection with an informal investigation conducted by the Division of Enforcement of the Commission with regard to the circumstances surrounding the Company's restatement of its fiscal year 1998 and 1997 financial statements. The Commission also gave its final approval to the issuance of an Order Instituting Public Administrative Proceedings Against the Company Pursuant to Section 21C of the Securities Exchange Act of 1934, Making Findings and Imposing a Cease and Desist Order (the "Order").

     In its final Order, the Commission found that, in fiscal year 1997, the Company overstated its net income by approximately $1.5 million. The Commission also found that, during fiscal year 1998, the Company understated its net loss for the first quarter by approximately $670,000, overstated net income in the second quarter by approximately $1 million and overstated net income in the third quarter by approximately $735,000, and that, as of March 31, 1998, the Company's assets for the full fiscal year were overstated by almost $1.4 million. As a result of these misstatements, the Commission found that the Company violated Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act") which pertains generally to the preparation and filing of accurate financial reports. In addition, the Commission found that the Company violated provisions of the Exchange Act pertaining to the maintenance of adequate books and records and the maintenance of adequate internal accounting controls.

     The Company agreed, without admitting or denying the Commission's findings, to the Commission's Order to cease and desist from committing or causing violations of Sections 13(a), 13(b)(2)(A), and 13(b)(2)(B) of the Exchange Act.

DISCUSSION OF PROJECTED SECOND QUARTER RESULTS

     As of the date of this prospectus, we estimate that our net loss for the fiscal quarter ended September 30, 2001 will range from approximately $1.25 million to $1.45 million, or from between $0.29 to $0.34 per share. This projected net loss compares to a net loss of $428,821, or $.10 per share, for the same quarter of the prior year. We believe that this estimated net loss for the second quarter would increase our year-to-date net loss to a range of approximately $1.9 million to $2.1 million, compared to a net loss of $497,653, or $.12 per share for the comparable six-month period of the prior year.

     This estimated net loss is primarily attributable to a significant shortfall of systems sales realized for the three-month period ended September 30, 2001. We estimate that system sales for the second quarter will be approximately $1.4 million, a decrease of over 55% from the $3.2 million in system sales recorded for the comparable period of the prior year and a decrease of approximately 40% from the $2.3 million in system sales recorded for the fiscal quarter ended June 30, 2001.

     Although system sales were down significantly during the quarter, we received during the quarter new system orders aggregating approximately $3.2 million, an increase of approximately $2.5 million from the $.7 million in system orders received during the fiscal quarter ended June 30, 2001. System orders generally translate into system sales during the twelve to twenty week period following receipt of the orders. Based on this recent order activity, we believe that, as of September 30, 2001, our backlog was approximately $2.7 million. This compares favorably to the $.3 million in backlog as of June 30, 2001 but is well below the $5.6 million in backlog as of September 30, 2000. Without giving effect to any additional orders that may be received after September 30, 2001, the estimated backlog of $2.7 million is expected to generate system sales of approximately $2.2 million during the quarter ending December 31, 2001 and an additional $.5 million during the quarter ending March 31, 2002.

                                USE OF PROCEEDS

     Our gross proceeds from the rights offering will depend on the number of shares that are purchased by our stockholders. If we sell all 16,000,000 shares which may be purchased upon exercise of the rights offered by this prospectus, then we will receive proceeds of $8,000,000, before deducting expenses payable by us, estimated to be $200,000. Since Gunther Partners has agreed to exercise its over-subscription privileges to purchase shares not purchased by our other stockholders in the offering (up to a maximum of 14,000,000 shares), we expect to issue at least 14,000,000 shares and to receive gross proceeds of at least $7,000,000 from the rights offering, before deducting expenses payable by us (estimated at $200,000).

     The Recapitalization Agreement obligates us to use the net proceeds of this offering to:

     - repay senior secured indebtedness in the total principal amount of $4.5 million (and carrying amount of $4,362,000 at September 30, 2001), plus accrued interest of approximately $180,000 through September 30, 2001 owed to Gunther Partners;

     - repay subordinated indebtedness in the total principal amount of $500,000 owed to Robert Spiegel, one of our directors and a member of Gunther Partners, plus accrued interest of $21,400 as of September 30, 2001;

     - repurchase subordinated indebtedness in the total principal amount of $1,851,169 (and carrying amount of $1,474,800), plus accrued interest of approximately $267,000 as of June 30, 2001 originally owned by the Estate for an aggregate purchase price of $500,000; and

     - repurchase 919,569 shares of our common stock originally owned by the Estate at a purchase price of $.15 per share, or $137,935 in the aggregate.

     Under the Recapitalization Agreement, the Estate agreed to sell such debt and equity to the Company for an aggregate purchase price of $637,935. In order to facilitate the timely purchase of the debt and equity held by the Estate, Gunther Partners agreed to purchase the debt and equity for our benefit. This purchase was consummated on July 25, 2001. Following the conclusion of the rights offering, Gunther Partners will resell the debt and equity to us on the same terms and conditions that were applicable to the sale from the Estate to Gunther Partners. Any proceeds remaining after making these payments will be used to pay past due account payables to our trade creditors and to fund our working capital and capital expenditure requirements.

                              THE RIGHTS OFFERING


     BEFORE EXERCISING ANY SUBSCRIPTION RIGHTS, YOU SHOULD READ CAREFULLY THE INFORMATION SET FORTH UNDER "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS.


THE SUBSCRIPTION RIGHTS

     We are distributing to you, at no charge, 3.728 subscription rights for every share of common stock that you owned on September 4, 2001 either as a holder of record or, in the case of shares held of record by brokers, banks or other nominees, on your behalf as a beneficial owner of such shares. We will not issue fractional rights. If the number of shares of common stock you held on the record date would have resulted in your receipt of fractional rights, the number of rights issued to you will be rounded up to the nearest whole right.


     Each subscription right entitles you to purchase one share of common stock for $.50. If you wish to exercise your subscription rights, you must do so before 5:00 p.m., New York City time, on November 21, 2001. After that date, the subscription rights will expire and will no longer be exercisable.


SUBSCRIPTION PRICE

     The subscription price for this rights offering is $.50 per share payable in cash. All payments must be cleared on or before the expiration date.

BASIC SUBSCRIPTION PRIVILEGE


     Each subscription right entitles you to receive one share of common stock upon payment of $.50 per share. You will receive certificates representing the shares that you purchase pursuant to your basic subscription privilege as soon as practicable after November 21, 2001, whether you exercise your subscription rights immediately prior to that date or earlier.


     AS A RESULT OF THE ALLOCATION RULES DESCRIBED BELOW, YOU SHOULD EXERCISE YOUR BASIC SUBSCRIPTION RIGHTS IN FULL IF YOU WISH TO MAXIMIZE THE LIKELIHOOD THAT YOU WILL RECEIVE THE TOTAL NUMBER OF SHARES YOU SEEK TO PURCHASE IN THE OFFERING.

OVER-SUBSCRIPTION PRIVILEGE

     Subject to the allocation rules described below, each subscription right also grants each stockholder an over-subscription privilege to purchase additional shares of common stock, to the extent available and subject to proration, that are not purchased by other stockholders pursuant to their basic subscription privileges. If you wish to exercise your over-subscription privilege, you should indicate the number of additional shares that you would like to purchase in the space provided on your subscription certificate. When you send in your subscription certificate, you must also send the full purchase price for the number of additional shares that you have requested to purchase (in addition to the payment due for shares purchased through your basic subscription privilege).

     In the event that our stockholders do not subscribe for all of the 16,000,000 offered shares pursuant to their exercise of basic subscription privileges, then stockholders requesting additional shares pursuant to their over-subscription privileges will be allocated such additional shares according to the following priorities:

     - first, to those stockholders who fully exercise their basic subscription rights up to the total aggregate amount of their over-subscription requests ("First Priority Over-Subscription Requests");

     - if any shares remain to be allocated after all First Priority Over-Subscription Requests have been filled, to those stockholders who exercise some, but less than all, of their basic subscription rights, up to the total aggregate amount of their over-subscription requests ("Second Priority Over-Subscription Requests"); and

     - third, if any shares remain to be allocated after all Second Priority Over-Subscription Requests have been filled, to those stockholders who exercise their over-subscription rights, but none of their basic subscription rights, up to the total aggregate amount of their over-subscription requests ("Third Priority Over-Subscription Requests").

     If the number of shares remaining after the exercise of all basic subscription privileges is not sufficient to satisfy all First Priority Over-Subscription Requests, such shares will be allocated among First Priority Over-Subscription Requests on a pro-rata basis (subject to elimination of fractional shares), based on the ratio that the number of available shares bears to the total number of shares that are the subject of First Priority Over-Subscription Requests. If the number of shares remaining after the exercise of all basic subscription privileges and First Priority Over-Subscription Requests is not sufficient to satisfy all other over-subscription requests, then Second Priority and Third Priority oversubscribing stockholders will be subject to the same pro-rata allocations as First Priority oversubscribing stockholders. Subject to state securities laws and regulations, we have the discretion to issue less than the total number of shares that may be available for over-subscription requests in order to comply with state securities laws.

     AS A RESULT OF THIS ALLOCATION PROCEDURE, YOU SHOULD EXERCISE YOUR BASIC SUBSCRIPTION RIGHTS IN FULL IF YOU WISH TO MAXIMIZE THE LIKELIHOOD THAT YOU WILL RECEIVE THE TOTAL NUMBER OF SHARES YOU SEEK TO PURCHASE IN THE OFFERING.


     As soon as practicable after November 21, 2001, American Stock Transfer & Trust Company, acting as our Subscription Agent, will determine the number of shares of common stock that you may purchase pursuant to the over-subscription privilege. You will receive certificates representing these shares as soon as practicable after November 21, 2001. Subject to state securities laws and regulations, we have the discretion to delay allocation and distribution of any and all shares to stockholders who are affected by such regulations and elect to participate in the rights offering, including shares that we issue with respect to your basic or over-subscription privilege in order to comply with state securities laws. If you request and pay for more shares than are allocated to you, we will refund that overpayment, without interest.


     In connection with the exercise of the over-subscription privilege, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to the Subscription Agent and to us as to the aggregate number of subscription rights that have been exercised, and the number of shares of common stock that are being requested through the over-subscription privilege, by each beneficial owner on whose behalf such nominee holder is acting.

REASONS FOR THIS RIGHTS OFFERING

     We are conducting this offering after exploring various alternatives for raising funds to meet our capital needs. We have concluded that it is in the best interests of the Company and our stockholders to retire substantially all of our existing long and short term indebtedness. We have also concluded that other alternatives would likely not be successful in raising the desired funds on a timely basis. Additionally, we chose to conduct this rights offering over other financing alternatives in order to provide our stockholders with an opportunity to participate in the issue of shares of common stock on a pro-rata basis.

PURCHASE COMMITMENT OF GUNTHER PARTNERS

     Gunther Partners has agreed, as standby underwriter, to purchase up to 14,000,000 shares of our common stock included in the rights offering at $.50 per share. In order to give all other stockholders desiring to purchase shares the opportunity to do so ahead of Gunther Partners, Gunther Partners has indicated that it will not subscribe for any shares pursuant to its basic subscription privileges but will exercise its over-subscription privileges to purchase up to a maximum of 14,000,000 shares in the aggregate, for a total investment of $7,000,000. Under the allocation procedures that have been adopted for the offering, Gunther Partners' subscription request will be afforded the lowest priority in the offering and the over-subscription requests of all other stockholders who exercise some or all of their basic subscription privileges will be filled in full before any shares are sold to Gunther Partners in fulfillment of its over-subscription request.

     As a result of Gunther Partners' commitment to act as a standby underwriter Standby Commitment, the total amount of shares of common stock to be purchased by Gunther Partners generally will be equal to the difference between 16,000,000 and the amount purchased by our stockholders pursuant to this offering. Gunther Partners' Standby Commitment is illustrated by two examples:

     - First, if our stockholders other than Gunther Partners subscribe (through the exercise of their basic and First Priority and Second Priority Over-Subscription Requests) for an aggregate of 4 million shares (for a total purchase price of $2,000,000), then Gunther Partners would purchase the remaining offered shares, or 12 million, for a total purchase price of $6,000,000. In this example, however, if any other stockholders elect to exercise their over-subscription rights but not their basic subscription rights, Gunther Partners and such stockholders would each receive a pro-rata allocation of the remaining 12 million shares, based upon the allocation rules discussed above (see "Rights Offering -- Over-subscription Privilege").

     - Second, if our stockholders (other than Gunther Partners) purchase all 16 million of the offered shares through the exercise of their basic and First Priority and Second Priority Over-Subscription Requests, then Gunther Partners would not purchase any shares in the offering.


     On October 24, 2001, we entered into a standby purchase agreement with Gunther Partners which provides further detail regarding the Standby Commitment of Gunther Partners. Under the terms of this agreement, we agreed to indemnify Gunther Partners and its members against claims and liabilities arising out of or based upon material misstatements or omissions made in this prospectus and the registration statement of which it forms a part. See "Recent
Developments -- "Standby Purchase Agreement."


     Gunther Partners was formed in 1998 to enter into a recapitalization agreement with us. As part of this recapitalization, we borrowed $4 million from Gunther Partners in exchange for the issuance of a $4 million term note (the "Term Note"). The Term Note originally provided that the principal was to be repaid commencing as of November 1, 1998 through the payment of (a) eleven monthly installments of $100,000 from November 1, 1998 and continuing to and including September 1, 1999, (b) a single installment of $400,000 due on October 1, 1999, and (c) a single installment of $2,500,000 due on October 1, 2003. Interest on the Term Note was to be paid quarterly, at the rate of 8% per annum, beginning January 1, 1999 and was to continue until all principal and interest was paid in full.

     The Term Note is secured by a first priority interest in all of our tangible and intangible personal property, excluding certain specified patents and trademarks in which another entity, Connecticut Innovations, Inc. ("CII"), has a first priority security interest dating back to an earlier financing transaction. The security interest of Gunther Partners in the Company's patents and trademarks is subordinate to the security interest of CII in this specified collateral.

     Through June 30, 1999, we made principal payments under the Term Note aggregating $800,000 and paid all interest when it was due and payable (taking into account any applicable grace periods). In September 1999, Gunther Partners agreed to modify the Term Note to defer payment of the $700,000 in principal otherwise due and payable from July 1999 through October 1999 and to relend to us $800,000 in principal that was previously repaid, thereby restoring the aggregate principal amount of the Term Note to the original principal amount of $4.0 million. As amended, the $4 million principal amount of the Term Note is to be repaid in nine payments as follows: (a) $200,000 shall be paid on the first day of each calendar month commencing as of October 1, 2001 and continuing through April 1, 2002; (b) $100,000 shall be paid on May 1, 2002; and (c) the balance of $2,500,000 shall be paid on October 1, 2003. By letter dated September 25, 2001, Gunther Partners agreed to defer payment of all principal and interest otherwise due under the Term Note after September 25, 2001 until the date which is the earlier of (a) the date which is thirty (30) days following the expiration of this offering or (b) December 31, 2001.

     In April 2000, we borrowed an additional $500,000 from Gunther Partners on an unsecured basis. The promissory note evidencing this indebtedness (the "Demand Note") originally provided that the Demand Note was to be due and payable, together with interest at the rate of 8% per annum, on demand at any time after May 4, 2000. Subsequent to the execution and delivery of the Demand Note, Gunther Partners delivered a letter to us evidencing its agreement, in the event that we were to be unable to meet the payment obligation upon demand, to extend the payment date until such time as our cash flows will permit payment, but no later than April 1, 2001. In addition, Gunther Partners agreed to lend us an additional $500,000 in the event that our cash flows, in the opinion of our management and Gunther Partners, required such additional amount. On November 30, 2000, we borrowed $500,000 from Robert Spiegel, one of our directors and a member of Gunther Partners, the proceeds of which were used to pay in full our then-existing revolving loan agreement with a bank. The loan made by Mr. Spiegel is evidenced by an unsecured promissory note (the "Spiegel Note"). Mr. Spiegel acted on behalf of Gunther Partners to fulfill its prior commitment for additional funding, which expired on April 1, 2001.

     In 1998, we also granted Gunther Partners a stock purchase warrant entitling it to purchase at any time until October 2, 2003 up to 35% of the pro forma, fully diluted number of shares of our common stock, determined as of the date of exercise. Under the terms of the 1998 warrant, the 16,000,000 shares to be issued in this rights offering will not be included in the calculation fully diluted shares for purposes of the 35% calculation. The exercise price of this warrant is $1.50 per share. Upon delivery of the Spiegel Note, we agreed to extend the expiration date of the warrants previously granted to Gunther Partners by one calendar day for each calendar day from and after April 1, 2001 that any principal and interest owed under the Spiegel Note remains unpaid.

     As of the date of this prospectus, Gunther Partners is the record owner of 919,569 shares of our common stock and subordinated indebtedness in the total principal amount of $1,851,169 purchased from the Estate on July 25, 2001. It also holds our senior secured debt securities in the principal amount of $4.5 million (and carrying amount of $4,362,000), plus $180,000 in accrued interest through September 30, 2001. In addition, two of the members of Gunther Partners, Messrs. Thomas Steinberg and Robert Spiegel, are members of our Board of Directors. As of the date of this prospectus, Mr. Spiegel is the record owner of 75,500 shares of our common stock. In addition, Four Fourteen Partners, LLC, a member of Gunther Partners, owns 494,189 shares of our common stock.

     As contemplated by the Recapitalization Agreement, upon the conclusion of this offering we will repay to Gunther Partners the entire unpaid principal and interest due under both the Term Note and the Demand Note and will repay to Mr. Spiegel the entire unpaid principal and interest due under the Spiegel Note. We will also repurchase from Gunther Partners the 919,569 shares of our common stock and subordinated indebtedness in the total principal amount of $1,851,169 previously purchased by Gunther Partners from the Estate.

     Depending on the total amount of shares purchased in the offering by our stockholders other than Gunther Partners, Gunther Partners may purchase up to 14,000,000 shares of our common stock available in this offering pursuant to its Standby Commitment. If our other stockholders purchase the entire 16,000,000 shares offered for sale, Gunther Partners will not purchase any shares pursuant to its over-subscription privilege. In that event, upon the resale to the Company of the 919,569 shares of our common stock purchase by Gunther Partners from the Estate on July 25, 2001, Gunther Partners will no longer own any of our debt or equity securities.


     If however, our stockholders other than Gunther Partners do not purchase any shares in this offering, then Gunther Partners will exercise its over-subscription privileges and purchase 14,000,000 shares of our common stock for a total purchase price of $7,000,000. Gunther Partners has advised us that it intends to retain any shares purchased in this offering for investment purposes. See "Plan of Distribution," at page 40. The rate of return that Gunther Partners will receive from its investment in our common stock will, unlike its previous senior secured position, fluctuate based upon the market price of our common stock. On October 19, 2001, the last reported sale price of our common stock was $.50 per share.


NO BOARD RECOMMENDATIONS

     Our Board of Directors is not making any recommendation as to whether you should exercise your subscription rights. You should make your decision based on your own assessment of your best interests after reading this prospectus.

EXPIRATION DATE


     The rights will expire at 5:00 p.m., New York City time, on November 21, 2001, unless we decide to extend the rights offering. If the commencement of the rights offering is delayed, the expiration date will be similarly extended. If you do not exercise your basic subscription privilege and over-subscription privilege prior to that time, YOUR SUBSCRIPTION RIGHTS WILL BE NULL AND VOID.


     We will not be required to issue shares of common stock to you if the Subscription Agent receives your subscription certificate or your payment after that time, regardless of when you sent the subscription certificate and payment, unless you send the documents in compliance with the guaranteed delivery procedures described below.

NO REVOCATION

     Once you have exercised your basic subscription privilege or over-subscription privilege, YOU MAY NOT REVOKE THAT EXERCISE EVEN IF THE SUBSCRIPTION PERIOD HAS NOT YET ENDED. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of common stock at the subscription price of $.50 per share.

NON-TRANSFERABILITY OF SUBSCRIPTION RIGHTS

     Only you may exercise the basic subscription privilege and the over-subscription privilege. You may not sell, give away or otherwise transfer the basic subscription privilege or the over-subscription privilege.

CANCELLATION RIGHT


     Our Board of Directors may cancel the rights offering in its sole discretion at any time prior to or on November 21, 2001 for any reason (including, without limitation, a change in the market price of the common stock). If we cancel the rights offering, any funds you paid will be promptly refunded, without interest.


WITHDRAWAL AND AMENDMENT

     We reserve the right to withdraw or terminate this rights offering at any time for any reason. In the event that this offering is withdrawn or terminated, all funds received from subscriptions by stockholders will be returned. Interest will not be payable on any returned funds.

     We reserve the right to amend the terms of this rights offering. If we make an amendment that we consider significant, we will:

     - mail notice of the amendment to all stockholders of record as of the record date;

     - extend the expiration date by at least ten days; and

     - offer all subscribers no less than ten days to revoke any subscription already submitted.

     The extension of the expiration date will not, in and of itself, be treated as a significant amendment for these purposes.

EXERCISE OF SUBSCRIPTION RIGHTS


     You may exercise your subscription rights by delivering to the Subscription Agent on or prior to November 21, 2001:


     - A properly completed and duly executed subscription certificate;

     - Any required signature guarantees; and

     - Payment in full of $.50 per share of common stock to be purchased through the basic subscription privilege and the over-subscription privilege.

     You should deliver your subscription certificate and payment to the Subscription Agent at the address shown under the heading "Subscription Agent." We will not pay you interest on funds delivered to the Subscription Agent pursuant to the exercise of rights.

METHOD OF PAYMENT


     Payment for the shares must be made by check or bank draft (cashier's check) drawn upon a U.S. bank or a money order payable to "American Stock Transfer & Trust Company, AS SUBSCRIPTION AGENT" or by wire transfer of immediately available funds to the account maintained by the Subscription Agent at the Chase Manhattan Bank, ABA #021000021, Account No. 323053793. In the case of persons acquiring shares at an aggregate subscription price of $1,000,000 or more, an alternative payment method may be arranged with the Subscription Agent and approved by us.


     Any wire transfer of funds should clearly indicate the identity of the subscriber who is paying the subscription price by the wire transfer. Payment will be deemed to have been received by the Subscription Agent only upon:

     - receipt and clearance of any uncertified check;

     - receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank, any money order or any funds transferred by wire transfers; or

     - receipt of good funds in the Subscription Agent's account designated above.


     Please note that funds paid by uncertified personal check may take at least five business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance of November 21, 2001 to ensure that the Subscription Agent receives cleared funds before that date. We also urge you to consider payment by means of a certified or cashier's check or money order.


GUARANTEED DELIVERY PROCEDURES


     If you want to exercise your subscription rights, but time will not permit your subscription certificate to reach the Subscription Agent on or prior to November 21, 2001, you may exercise your subscription rights if you satisfy the following guaranteed delivery procedures:



          (1) You send, and the Subscription Agent receives, payment in full for each share of common stock being subscribed for through the basic subscription privilege and the over-subscription privilege, on or prior to November 21, 2001;



          (2) You send, and the Subscription Agent receives, on or prior to November 21, 2001, a notice of guaranteed delivery, substantially in the form provided with the attached instructions, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. The notice of guaranteed delivery must state your name, the number of subscription rights that you hold, the number of shares of common stock that you wish to purchase pursuant to the basic subscription privilege and the number of shares, if any, you wish to purchase pursuant to the over-subscription privilege. The notice of guaranteed delivery must guarantee the delivery of your subscription certificate to the Subscription Agent within three OTC trading days following the date that you executed the notice of guaranteed delivery; and


          (3) You send, and the Subscription Agent receives, your properly completed and duly executed subscription certificate, including any required signature guarantees, within three OTC trading days following the date that you executed the notice of guaranteed delivery.


     The notice of guaranteed delivery may be delivered to the Subscription Agent in the same manner as your subscription certificate at the addresses set forth under the heading "Subscription Agent," or may be transmitted to the Subscription Agent by facsimile transmission, to facsimile number (718) 234-5001. You can obtain additional copies of the form of notice of guaranteed delivery by requesting them from the Subscription Agent at the address or phone number set forth under the heading "Subscription Agent."

SIGNATURE GUARANTEES

     Signatures on the subscription certificate must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, subject to the standards and procedures adopted by the Subscription Agent. Eligible Guarantor Institutions include banks, brokers, dealers, credit unions, national securities exchanges and savings associations. Signatures on the subscription certificate do not need to be guaranteed if either the subscription certificate provides that the shares of common stock to be purchased are to be delivered directly to the record owner of such subscription rights, or the subscription certificate is submitted for the account of a member firm of a registered national securities exchange or a member of the NASD, or a commercial bank or trust company having an office or correspondent in the United States.

SHARES HELD FOR OTHERS

     If you are a broker, a trustee or a depository for securities, or you otherwise hold shares of our common stock for the account of others as a nominee holder, you should notify the beneficial owner of such shares as soon as possible to obtain instructions with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription certificate and, in the case of the over-subscription privilege, the related nominee holder certification, and submit them to the Subscription Agent with the proper payment.

     If you are a beneficial owner of common stock held by a nominee holder, such as a broker, trustee or a depository for securities, we will ask your broker, dealer or other nominee to notify you of this rights offering. If you wish to purchase shares through this rights offering, you should contact the holder and ask him or her to effect transactions in accordance with your instructions on a form provided by your nominee holder with the other rights offering materials.

AMBIGUITIES IN EXERCISE OF RIGHTS

     If you do not specify the number of shares of common stock being subscribed for on your subscription certificate, or if your payment is not sufficient to pay the total purchase price for all of the shares that you indicated you wished to purchase, you will be deemed to have subscribed for the maximum number of shares of common stock that could be subscribed for with the payment that the Subscription Agent receives from you. If your payment exceeds the total purchase price for all of the shares of common stock shown on your subscription certificate, your payment will be applied, until depleted, to subscribe for shares of common stock in the following order:

          (1) to subscribe for the number of shares, if any, that you indicated on the subscription certificate that you wished to purchase through your basic subscription privilege;

          (2) to subscribe for shares of common stock until your basic subscription privilege has been fully exercised; and

          (3) to subscribe for additional shares of common stock pursuant to the over-subscription privilege (subject to any applicable proration).

     Any excess payment remaining after the foregoing allocation will be returned to you as soon as practicable by mail, without interest or deduction.

REGULATORY LIMITATION

     We will not be required to issue to you shares of common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any regulatory authorities to own or control such shares if, at the time the subscription rights expire, you have not obtained such clearance or approval.

OUR DECISION BINDING

     All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights will be determined by us, and our determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any subscription right by reason of any defect or irregularity in such exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. Neither Gunther nor the Subscription Agent will be under any duty to notify you of any defect or irregularity in connection with the submission of a subscription certificate or incur any liability for failure to give such notification.

SHARES OF COMMON STOCK OUTSTANDING AFTER THE RIGHTS OFFERING

     Assuming we issue all of the shares of common stock offered in the rights offering, 20,291,769 shares of common stock will be issued and outstanding. This would represent a 372.8% increase in the number of outstanding shares of common stock. IF YOU DO NOT FULLY EXERCISE YOUR BASIC SUBSCRIPTION PRIVILEGE BUT OTHERS DO, THE PERCENTAGE OF COMMON STOCK THAT YOU HOLD WILL DECREASE.

FEES AND EXPENSES

     We will pay all fees charged by the Subscription Agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. Neither Gunther, the Subscription Agent will pay such expenses.

FOREIGN OR UNKNOWN ADDRESSES


     We are not mailing subscription certificates to stockholders whose addresses are outside the United States or who have an APO or FPO address. In those cases, the subscription certificates will be held by American Stock Transfer & Trust Company for those stockholders. To exercise their rights, these stockholders must notify American Stock Transfer & Trust Company, attention:
Rights Agent at telephone no. (718) 921-8237, prior to 11:00 a.m., New York City time, on the third business day prior to the expiration date.


ISSUANCE OF STOCK CERTIFICATES

     Stock certificates for shares purchased in this rights offering will be issued as soon as practicable after the expiration date. Our Subscription Agent, American Stock Transfer & Trust Company, will deliver subscription payments to us only after consummation of this rights offering and the issuance of stock certificates to our stockholders that exercised rights. Unless you instruct otherwise in your subscription certificate form, shares purchased by the exercise of rights will be registered in the name of the person exercising the rights.

SUBSCRIPTION AGENT

     We have appointed American Stock Transfer & Trust Company as Subscription Agent for the rights offering. The Subscription Agent's address for packages sent by mail or overnight delivery is:

                    American Stock Transfer & Trust Company
                            Attention: Rights Agent

                                 59 Maiden Lane


                              New York, N.Y. 10038

     The Subscription Agent's telephone number is (718) 921-8237, and its facsimile number is (718) 234-5001. You should deliver your subscription certificate, payment of the subscription price and notice of guaranteed delivery (if any) to the Subscription Agent. We will pay the fees and certain expenses of the Subscription Agent, which we estimate will total $7,500. Under certain circumstances, we may indemnify the Subscription Agent from certain liabilities that may arise in connection with the rights offering.


                                   IMPORTANT


     PLEASE CAREFULLY READ THE INSTRUCTIONS ACCOMPANYING THE SUBSCRIPTION CERTIFICATE AND FOLLOW THOSE INSTRUCTIONS IN DETAIL. DO NOT SEND SUBSCRIPTION CERTIFICATES DIRECTLY TO US. YOU ARE RESPONSIBLE FOR CHOOSING THE PAYMENT AND DELIVERY METHOD FOR YOUR SUBSCRIPTION CERTIFICATE, AND YOU BEAR THE RISKS ASSOCIATED WITH SUCH DELIVERY. IF YOU CHOOSE TO DELIVER YOUR SUBSCRIPTION CERTIFICATE AND PAYMENT BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. WE ALSO RECOMMEND THAT YOU ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO NOVEMBER 21, 2001. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, WE STRONGLY URGE YOU TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK OR MONEY ORDER.


IF YOU HAVE QUESTIONS

     If you have questions or need assistance concerning the procedure for exercising subscription rights, or if you would like additional copies of this prospectus, the Instructions, or the Notice of Guaranteed Delivery, you should contact:

                    American Stock Transfer & Trust Company

                           Telephone: (718) 921-8237


                                       or

                          Gunther International, Ltd.
                               One Winnenden Road
                        Norwich, Connecticut 06360-1570
             Attention: Michael M. Vehlies, Chief Financial Officer
                      Telephone: (860) 823-1427 (ext. 124)

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes the material federal income tax considerations of the rights offering to you and Gunther. This summary is based on current tax law, which is subject to change at any time, possibly with retroactive effect. This summary is not a complete discussion of all federal income tax consequences of the rights offering, and, in particular, may not address federal income tax consequences applicable to stockholders subject to special treatment under federal income tax law. In addition, this summary does not address the tax consequences of the rights offering under applicable state, local or foreign tax laws. This discussion assumes that your shares of common stock and the subscription rights and shares issued to you during the rights offering constitute capital assets.

     Receipt and exercise of the subscription rights distributed pursuant to the rights offering is intended to be nontaxable to stockholders, and the following summary assumes you will qualify for such nontaxable treatment. If, however, the rights offering does not qualify as nontaxable, you would be treated as receiving a taxable distribution equal to the fair market value of the subscription rights on their distribution date. The distribution would be taxed as a dividend to the extent made out of Gunther's current or accumulated earnings and profits; any excess would be treated first as a return of your basis (investment) in your Gunther stock and then as a capital gain. Expiration of the subscription rights would result in a capital loss.

     THIS DISCUSSION IS INCLUDED FOR YOUR GENERAL INFORMATION ONLY. YOU SHOULD CONSULT YOUR TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO YOU OF THE RIGHTS OFFERING IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING ANY STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

TAXATION OF STOCKHOLDERS

     Receipt of Subscription Rights. You will not recognize any gain or other income upon receipt of a subscription right.

     Tax Basis of Subscription Rights. Except as provided in the following sentence, the tax basis of the rights received by a holder of our common stock will be zero. If, however, either: (i) the fair market value of the rights on the date the rights are distributed is 15% or more of the fair market value (on the date of distribution) of the shares of the common stock with respect to which the rights are distributed or (ii) the holder properly elects, in the holder's federal income tax return for the taxable year in which the holder receives the rights, to allocate part of the tax basis of such common stock to the rights, then, upon the exercise of the rights, the holder's tax basis in such common stock will be allocated between such common stock and the rights in proportion to the fair market values of each on the date of distribution.

     Expiration of Subscription Rights. You will not recognize any gain or loss upon the expiration of a subscription right, and no adjustment will be made to the basis of the common stock with respect to which the rights are distributed.

     Exercise of Subscription Rights; Basis and Holding Period of the Common Stock. Holders of the rights will not recognize any gain or loss upon the exercise of the rights. The tax basis of the shares of the common stock acquired through the exercise of the rights will be equal to the sum of the subscription price for the shares acquired through the exercise of the rights and the holder's tax basis in the rights, if any. The holding period for the shares acquired through the exercise of the rights will begin on the date the rights are exercised.

TAXATION OF GUNTHER

     Issuance, Lapse or Receipt of Payment for Subscription Rights. We will not recognize any gain, other income or loss upon the issuance of the subscription rights, the lapse of the subscription rights, or the receipt of payment for shares of common stock upon exercise of the subscription rights.

     Effects of the Offering on Our Federal Net Operating Tax
Losses. Consummation of the rights offering may limit the extent to which we will be able to utilize past federal net operating losses to offset future taxable income. At June 30, 2001, we had approximately $11,200,000 in federal net operating losses, which expire in the tax years ended March 31, 2008 through March 31, 2021. If the limitation is triggered, we would be subject to an annual limitation of approximately $100,000. Such a limitation would result in approximately $8,000,000 of federal net operating loss carryforwards expiring unutilized. The consequence to us would be the payment of tax sooner due to the annual limitation as well as the permanent effect of unutilized losses, which otherwise would have sheltered our future taxable income.

     The purchase of common stock in the rights offering will require us to determine whether an "ownership change" has occurred for purposes of Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"). If the rights offering results in such an ownership change, the amount of our taxable income that can be offset by a pre-ownership change loss cannot exceed the Section 382 limitation amount for such year. The limitation amount for any taxable year generally is the amount equal to the value of Gunther immediately before the ownership change, multiplied by the applicable federal long-term tax-exempt rate (which is published monthly). The annual limitation is intended to approximate the amount of income that Gunther could have produced as a return on equity, absent the ownership change, had it invested its equity capital in tax-exempt securities. The value of Gunther generally is the fair market value of our stock immediately before the ownership change.

     Under Section 382, an "ownership change" is deemed to have occurred when more than 50% in value of Gunther changes hands. Ownership changes can occur upon either an owner shift involving a five percent stockholder or upon an equity structure shift. Once it is determined that either of these two events has occurred, we must determine if there has been an ownership increase of 50 percentage points when all of the five percent stockholders' percentage increases in value are aggregated together (decreases in five percent stockholders ownership percentages are ignored). This increase in ownership percentage points is computed based on a testing period, which is generally three years. Under Section 382, all stock owned by less than five percent stockholders is generally treated as stock owned by a single five percent stockholder. (It is possible to have more than one single five percent stockholder, which is often referred to in the Section 382 context as public group 1, public group 2, etc). Also, in determining five percent stockholders, various constructive stock ownership rules are applicable. These rules deal with attribution of ownership from entities, certain family relationships, stock acquired by death, divorce, gift or separation and effect of stock acquisitions by employee stock ownership plans.

     Gunther Partners, as a standby underwriter, has agreed to purchase up to 14 million shares of our common stock at $.50 per share on a Standby Commitment basis. If Gunther Partners purchases all 14 million shares of common stock that are subject to the Standby Commitment, an ownership change under Section 382 of the Code will be deemed to have occurred, and we will become subject to the annual limitation on the usage of our net operating losses described above. Indeed, assuming all 16 million shares being offering in the rights offering are sold, it is likely that an ownership change will be deemed to have occurred if Gunther Partners acquires more than approximately 11.5 million shares of common stock. Moreover, there are other scenarios that may trigger an ownership change under Section 382. Thus, there can be no assurance that the rights offering will not result in an ownership change even if Gunther Partners purchases less than approximately 11.5 million shares in the offering.

     Debt Forgiveness Income. As noted above, the Recapitalization Agreement contemplates that we will repurchase subordinated indebtedness in the total principal amount of $1,851,169, plus accrued interest of approximately $267,000 (as of June 30, 2001) owed to the Estate for an aggregate purchase price of $500,000. See "Use of Proceeds" above.

     The retirement of debt for less than its face amount ordinarily generates cancellation of debt ("COD") income for federal income tax purposes. The measure of COD income generally is the spread between the amount paid to discharge the debt and the debt's adjusted issue price (i.e., the original issue price of the cancelled debt adjusted for any unamortized issue premium or discount). Accordingly, we believe that the retirement of the Estate debt will create approximately $1,400,000 of COD income. The timing of the debt restructuring, in relation to the rights offering, may impact our ability to shelter the COD income.

     The retirement of the Estate debt involves two steps. First, Gunther Partners effectuated this repurchase for our benefit on July 25, 2001. Second, the Recapitalization Agreement requires us to purchase the debt from Gunther Partners within 30 days after the closing of this offering on the same terms and conditions that were applicable to the sale from the Estate to Gunther Partners. The acquisition of the Estate debt by Gunther Partners itself may result in our realization of income from the discharge of indebtedness. For purposes of calculating income from the discharge of indebtedness, indebtedness acquired by a party related to the debtor (i.e., owning more than 50 percent in value of the outstanding stock of the debtor) is treated as being acquired by the debtor. Although Gunther Partners may not be related to us until after the rights offering, indebtedness acquired within six months of becoming related is treated as having been acquired by a related party and, thus, by the debtor.

     Therefore, since Gunther Partners' debt acquisition occurred prior to the rights offering, we may recognize the discharge of debt income prior to the ownership change if Gunther Partners owns more than 50% in value of our outstanding stock within six months of acquiring the debt. Consequently, if we recognize the COD income as a result of the debt acquisition by Gunther Partners, we will be able to shelter this gain with our existing net operating loss carryover without regard to the potential Section 382 limitation (since the COD income would be recognized before the Section 382 limitation would be applicable to us). Moreover, if Gunther Partners does not become a related party as discussed above or if the debt discharge were delayed until after the ownership change, then we may still be able to shelter the COD income with its net operating loss carryforwards as a result of increasing the potential annual net operating loss limitation by the amount of any recognized built-in gain.

     BEFORE WE ENTERED INTO THE RECAPITALIZATION AGREEMENT, WE CONSULTED WITH OUR TAX ADVISORS AND CONSIDERED VARIOUS STRATEGIC ALTERNATIVES THAT MIGHT BE AVAILABLE TO US TO PRESERVE OUR OPERATING LOSS CARRY FORWARDS AND MINIMIZE THESE POTENTIAL IMPACT OF THE OTHER ADVERSE TAX CONSEQUENCES DESCRIBED ABOVE. OUR BOARD OF DIRECTORS DECIDED TO PROCEED WITH, AND CONSUMMATE, THE RIGHTS OFFERING NOTWITHSTANDING THE POTENTIAL ADVERSE TAX CONSEQUENCES TO GUNTHER. FOLLOWING THE CONSUMMATION OF THE RIGHTS OFFERING, WE WILL REEVALUATE OUR POSITION AND EXPLORE THE EXTENT TO WHICH ADDITIONAL STEPS CAN BE TAKEN TO MINIMIZE ANY ADVERSE TAX CONSEQUENCES RESULTING FROM THE RIGHTS OFFERING.

                    DETERMINATION OF THE SUBSCRIPTION PRICE

     Our board of directors, excluding the two directors affiliated with Gunther Partners, set all of the terms and conditions of the rights offering, including the subscription price. In establishing the $.50 per share subscription price, our board of directors considered the following factors in establishing the subscription price: the strategic alternatives available to us for raising capital, the market price of our common stock before and after the announcement of the rights offering, our business prospects and general conditions in the securities markets. The $.50 subscription price, however, does not necessarily bear any relationship to our past or expected future results of operations, cash flows, current financial condition, or any other established criteria for value.


     We did not seek or obtain any opinion of financial advisors or investment bankers in establishing the subscription price for the offering. You should not consider the $.50 per share subscription price as an indication of the value of Gunther or our common stock. We cannot assure you that you will be able to sell shares purchased during this offering at a price equal to or greater than $.50 per share. On October 19, 2001, the last reported sale price of our common stock was $.50 per share.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The following table sets forth the high and low bid prices of the common stock for each quarter of fiscal 2000 and fiscal 2001, as reported by NASDAQ and the OTC Bulletin Board. These quotations represent prices between dealers and do not include retail mark-ups, mark-downs or other fees or commissions and may not represent actual transactions.

                                                                 BID PRICES
                                                              ----------------
FISCAL QUARTER                                                 HIGH      LOW
--------------                                                ------    ------
First Fiscal Quarter -- 2000................................    3.75    2.0312
(April 1 -- June 30, 1999)
Second Fiscal Quarter -- 2000...............................  2.9375    2.4375
(July 1 -- September 30, 1999)
Third Fiscal Quarter -- 2000................................   2.625     1.875
(October 1 -- December 31, 1999)
Fourth Fiscal Quarter -- 2000...............................       3     2.375
(January 1 -- March 31, 2000)
First Fiscal Quarter -- 2001................................  2.5625    2.1875
(April 1 -- June 30, 2000)
Second Fiscal Quarter -- 2001...............................   2.625      2.25
(July 1 -- September 30, 2000)
Third Fiscal Quarter -- 2001................................    2.25     .5625
(October 1 -- December 31, 2000)
Fourth Fiscal Quarter -- 2001...............................   .8125     .4375
(January 1 -- March 31, 2001)
First Fiscal Quarter -- 2002................................     .94     .4688
(April 1 -- June 30, 2001)
Second Fiscal Quarter -- 2002...............................    1.29       .40
(July 1 -- September 30, 2002)


     The closing price of our common stock was $.86 on June 25, 2001, the last full trading day before we publicly announced the rights offering. The closing price of our common stock was $.50 on October 19, 2001. We urge you to obtain a current stock quote for our common stock.


     As of July 31, 2001, there were approximately 70 record owners of our common stock. We believe there are approximately 900 beneficial owners of common stock. We have not paid dividends on its common stock and intends for the foreseeable future to retain earnings, if any, to finance the expansion and development of its business.

                                 CAPITALIZATION

     The following table shows our capitalization as of June 30, 2001. The table also shows our capitalization as adjusted for the completion of the rights offering, including application of net proceeds as described on page 18 under the heading "Use of Proceeds", at the subscription price of $.50 per share, assuming that we receive the minimum offering proceeds of $6.8 million, net of expenses.

                                                            JUNE 30, 2001
                                                   --------------------------------
                                                                   RECAPITALIZATION
                                                   AS REPORTED       ADJUSTMENTS        PRO FORMA
                                                   ------------    ----------------    ------------
Long term debt, including current maturities.....  $  6,812,055      $(6,740,508)      $     71,547
                                                   ------------      -----------       ------------
Stockholders' equity (deficit):
Common stock.....................................         4,292           14,000             18,292
Treasury stock...................................            --         (137,935)          (137,935)
Additional paid-in capital.......................    12,188,556        6,613,500         18,802,056
Accumulated deficit..............................   (16,110,252)       1,413,008        (14,697,244)
                                                   ------------      -----------       ------------
Total stockholders' equity (deficit).............    (3,917,404)       7,902,573          3,985,169
                                                   ------------      -----------       ------------
     Total capitalization........................  $  2,894,651      $ 1,162,065       $  4,056,716
                                                   ============      ===========       ============

                              PLAN OF DISTRIBUTION

     We are offering shares of our common stock directly to you pursuant to this rights offering. We have not employed any brokers, dealers or underwriters (other than Gunther Partners) in connection with the solicitation or exercise of subscription privileges in this rights offering and no commissions, fees or discounts will be paid in connection with it. Certain of our officers and other employees may solicit responses from you, but such officers and other employees will not receive any commissions or compensation for such services other than their normal employment compensation.

     Depending on the total amount of shares purchased in the offering by our stockholders other than Gunther Partners, Gunther Partners may purchase up to 14,000,000 shares of our common stock pursuant to its Standby Commitment. See the discussion of Gunther Partners' Standby Commitment at "The Rights
Offering -- Standby Commitment of Gunther Partners." Gunther Partners has advised us that it does not intend to resell any shares of common stock acquired in the offering, but rather intends to retain such shares for investment purposes. Gunther Partners has advised us that it does not currently have any plans or proposals with respect to any extraordinary corporate transactions involving Gunther or any sale of its assets or any change in its Board of Directors, management, capitalization, dividend policy, charter or by-laws, or any other change in its business or corporate structure or with respect to the delisting or deregistration of any of its securities. Gunther Partners has also advised us, however, that any determination to retain its majority interest in Gunther will be subject to the continuing evaluation by the individual members of Gunther Partners of pertinent factors related to its investment in us. Depending upon the continuing assessment of these factors from time to time, Gunther Partners may change its present intentions and may determine to acquire additional shares of common stock (by means of open market or privately negotiated purchases or otherwise) or to dispose of some or all of the shares of common stock or warrants held by Gunther Partners and its members.

     We will pay American Stock Transfer & Trust Company, as subscription agent, a fee of $7,500 plus expenses and also have agreed to indemnify under certain circumstances the subscription agent from any liability they may incur in connection with this rights offering.


     On or about October 24, 2001, we will distribute the rights and copies of this prospectus to the holders of record of our common stock on the record date. If you wish to exercise your rights and subscribe for newly-issued shares of our common stock, you should follow the procedures described under "The Rights Offering -- Exercise of Subscription Rights." The subscription rights are non-transferable.


     Shares of Gunther common stock received through the exercise of subscription rights will be traded on the over-the-counter market under the symbol "SORT" as our currently outstanding shares of common stock now trade.

                         DESCRIPTION OF OUR SECURITIES


     At our annual meeting of stockholders held on September 6, 2001, our stockholders approved an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 16,000,000 to 32,000,000 shares. Giving effect to this amendment, we are authorized to issue under our Restated Certificate of Incorporation up to 32,000,000 shares of common stock, $.001 par value per share and 500,000 shares of preferred stock, $.001 par value per share. As of the date of this prospectus, there were 4,291,769 shares of common stock issued and outstanding, and no shares of preferred stock outstanding.


     The following summary is qualified in its entirety by reference to our Certificate of Incorporation and our Amended and Restated By-Laws (the "By-Laws"), a copy of each of which has been previously filed as an exhibit to our annual report on Form 10-KSB for the period ended March 31, 2001 (as amended) which report is incorporated by reference into this Registration Statement of which this Prospectus forms a part.

     COMMON STOCK

     Each holder of common stock is entitled to cast one vote, either in person or by proxy, for each share owned of record on all matters submitted to a vote of stockholders, including the election of directors. The holders of shares do not possess cumulative voting rights, which means that the holders of more than 50% of the outstanding shares voting for the election of our directors may elect the entire board of directors, and, in such event, the holders of the remaining shares will be unable to elect any of the Company's directors.

     Holders of outstanding shares of common stock are entitled to share ratably in such dividends as may be declared by the board of directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of the Company, each outstanding share of common stock will be entitled to share equally in the assets of the Company legally available for distribution to stockholders after the payment of all debts and other liabilities, subject to any superior rights of the holders of any outstanding shares of preferred stock.

     Holders of the shares of common stock have no preemptive rights. There are no conversion or subscription rights, and shares are not subject to redemption. All of the outstanding shares of common stock are, and the shares offered hereby will be, when issued and paid for in accordance with the terms thereof, duly issued, fully paid and nonassessable.

     As of the date of this prospectus, we had outstanding additional warrants to purchase 106,666 shares of our common stock for $4.00 per share and outstanding options to acquire 313,000 shares of our common stock at exercise prices ranging from $0.88 to $3.22 per share (with a weighted average exercise price of $1.79 per share) and a weighted average remaining contractual life of 8 years.

     GUNTHER PARTNERS WARRANTS

     On October 2, 1998, we entered into a $5.7 million comprehensive financing transaction with the Estate of Harold S. Geneen, our then-existing senior lender, and Gunther Partners. The proceeds of this financing transaction were utilized to restructure and replace our pre-existing senior line of credit, fund a full settlement with the Company's third-party service provider and provide additional working capital to fund our ongoing business operations. To induce Gunther Partners to enter into the financing transaction, we issued to Gunther Partners a stock purchase warrant entitling Gunther Partners to purchase at any time until October 2, 2003 up to 35% of the pro forma, fully diluted number of shares of our common stock, determined as of the date of exercise. Under the terms of the 1998 warrant, the 16,000,000 shares to be issued in this rights offering will not be included in the calculation of fully diluted shares for purposes of the 35% calculation. The exercise price of this warrant is $1.50 per share. Gunther Partners distributed these warrants to its members on a pro-rata basis in November 1998. Upon delivery of the Spiegel Note in November 2000, we agreed to extend the expiration date of the warrants previously granted to Gunther Partners by one calendar day for each calendar day from and after April 1, 2001 that any principal and interest owed under the Spiegel Note remains unpaid.

     VOTING AGREEMENT

     In connection with our October 1998 recapitalization financing, Gunther Partners, the Estate and other shareholders (Park Investment Partners, Inc., Gerald H. Newman, one of our directors, Four Partners and Mr. Spiegel) entered into a voting agreement to vote all shares of our stock held by them in favor of
(i) that number of persons nominated by Gunther Partners constituting a majority of the Board of Directors, (ii) one person nominated by the Estate and (iii) one person nominated by Park Investment Partners. The Recapitalization Agreement entered into effective June 25, 2001 provides that this voting agreement will expire on the date we repay or retire in full all outstanding indebtedness owed to Gunther Partners and to the Geneen Estate.

     PREFERRED STOCK

     Under our certificate of incorporation, shares of preferred stock may be issued, from time to time, in one or more series, and our Board of Directors, without further approval of the stockholders, is authorized to amend the certificate of incorporation to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each such series of preferred stock. Our board of directors, without obtaining stockholder approval, may issue shares of the preferred stock with voting or conversion rights that could adversely affect the voting power of the holders of common stock. The issuance of shares of preferred stock could be utilized, under certain circumstances, in an attempt to prevent an acquisition proposal.

     There are currently no shares of preferred stock issued and outstanding. We have no present intention to issue any shares of preferred stock.

     TRANSFER AGENT


     The transfer agent for the common stock is American Stock Transfer & Trust Co., 59 Maiden Lane, New York, New York 10038 (tel: (718) 921-8237).


                                 LEGAL MATTERS

     Counsel for Gunther International, Ltd., Murtha Cullina LLP, CityPlace I, 185 Asylum Street, Hartford, Connecticut 06103-3469, has rendered an opinion to the effect that the common stock offered for sale to our stockholders pursuant to this prospectus is duly and validly issued, fully paid and non-assessable.

                                    EXPERTS

     The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-KSB (as amended) for the year ended March 31, 2001 audited by Ernst & Young LLP have been incorporated in reliance on their report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is only part of an amended registration statement we have filed on Form S-3 with the SEC under the Securities Act of 1933, as amended, and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document.

     We are a public company and file annual, quarterly and special reports and other information with the SEC. You may read and copy any documents we file at the following SEC branch office locations:

         SEC's Public Reference Room                          Citicorp Center
           450 Fifth Street, N.W.                         500 West Madison Street
           Washington, D.C. 20549                               Suite 1400
                                                          Chicago, Illinois 60661

     You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can obtain copies of this material from the Public Reference Section of the SEC, Washington, D.C. 20549, at prescribed rates. Our reports, proxy and information statements and other information are also available to the public at the SEC's web site. The Internet address of that site is http://www.sec.gov.

                     DOCUMENTS WE INCORPORATE BY REFERENCE

     Our SEC file number is 0-22994. The SEC allows us to "incorporate by reference" the information we file with it. This means that we can disclose important information to you by referring you to other documents that contain the information. The information we incorporate by reference is considered to be a part of this prospectus and automatically updates and supersedes previously filed information.

     We incorporate by reference the following filings and all of our subsequent filings made pursuant to the Securities Exchange Act of 1934, as amended, between the date of this prospectus and the termination of the offering of securities under this prospectus:

     - our annual report on Form 10-KSB for the fiscal year ended March 31, 2001 (as originally filed on June 29, 2001 and subsequently amended on July 30, 2001);

     - our proxy statement dated August 6, 2001 for the annual meeting of stockholders to be held on September 6, 2001;

     - our quarterly report on Form 10-QSB for the quarter ended June 30, 2001;

     - our current report on Form 8-K dated as of September 26, 2001;

     - our current report on Form 8-K dated as of October 3, 2001; and

     - the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on December 1, 1993, including any amendments or reports filed for purposes of updating this description.

     Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     You may obtain any of these incorporated documents from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in such document. You may obtain documents incorporated by reference in this prospectus by requesting them from us in writing or by telephone at the following address:

                          Gunther International, Ltd.
                               One Winnenden Road
                        Norwich, Connecticut 06360-1570
             Attention: Michael M. Vehlies, Chief Financial Officer
                      Telephone: (860) 823-1427 (ext. 124)


     You should request any such information at least 5 days in advance of the date on which you expect to make your decision with respect to this offer. In any event, you must request such information prior to November 21, 2001.


     Our internet web address is http://www.guntherintl.com. Information contained on our web site or in our promotional literature is not incorporated into this prospectus.

------------------------------------------------------
------------------------------------------------------

     Prospective investors may rely only on the information contained in this prospectus. Gunther International, Ltd. has not authorized anyone to provide any other information. This prospectus is not an offer to sell to - nor is it seeking an offer to buy these securities from - any person in any jurisdiction where the offer and sale is not permitted. The information here is accurate only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

     No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe the restrictions of that jurisdiction related to this offering and the distribution of this prospectus.

------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------

                                      LOGO

                                    GUNTHER
                                 INTERNATIONAL,
                                      LTD.

                              16,000,000 SHARES OF
                                  COMMON STOCK

                             ISSUABLE UPON EXERCISE
                             OF SUBSCRIPTION RIGHTS

                            ------------------------

                                   PROSPECTUS
                            ------------------------

                                October 24, 2001


------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth our estimates of the expenses incurred in connection with the sale of common stock being registered, all of which will be paid by us.

SEC registration fee........................................    $  2,000
Subscription agent fees and expenses........................    $  9,000
Legal fees and expenses.....................................    $100,000
Accounting fees and expenses................................    $ 30,000
Printing and engraving expenses.............................    $ 33,000
Miscellaneous costs.........................................    $ 26,000
          TOTAL:............................................    $200,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     We are a Delaware corporation. Section 145(a) of the Delaware General Corporation Law ("DGCL") empowers a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, employee or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

     Subsection 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, and that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled. It empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     Our Restated Certificate of Incorporation provides that the Company shall indemnify to the fullest extent permitted by Section 145 of the DGCL any person whom it may indemnify thereunder. In addition, the Restated Certificate of Incorporation provides for the limitation to the extent permitted by the DGCL of personal liability of directors to the Company and its stockholders for monetary damages for breach of fiduciary duty as directors of the Company.

     As permitted by Section 145 of the DGCL, we have purchased and maintain insurance providing for reimbursement to elected directors and officers of Gunther and its subsidiaries, subject to certain exceptions, of amounts they may be legally obligated to pay, including but not limited to damages, judgments, settlements, costs and attorneys' fees (but not including fines, penalties or matters not insurable under the law), as a result of claims and legal actions instituted against them to recover for their acts while serving as directors or officers.

ITEM 16.  EXHIBITS

     (A) EXHIBITS:


  EXHIBIT
    NO.                              EXHIBIT
  -------                            -------
  4.1      Form of Subscription Certificate to Subscribe for Shares of
           the Company's Common Stock(1)
  5.1      Opinion of Murtha Cullina LLP (filed herewith)
  10.1     Agreement, dated October 2, 1998, by and among the
           registrant, June H. Geneen, Phil E. Gilbert, Jr., Thomas W.
           Keesee and the United States Trust Company Of New York, as
           Co-Executors of the Estate of Harold S. Geneen, Late of New
           York, New York (the "Estate"), BankBoston, N.A. (successor by merger to Bank of Boston Connecticut ("BOB") and Gunther
           Partners, LLC (the "Lender") (filed as Exhibit 99.2 to the registrant's Current Report on Form 8-K dated October 7,
           1998 and incorporated herein by this reference).
  10.2     Promissory Note, dated October 2, 1998, made by the
           registrant to the order of the Estate (filed as Exhibit 99.3 to the registrant's Current Report on Form 8-K dated October
           7, 1998 and incorporated herein by this reference).
  10.3     Security Agreement, dated October 2, 1998, by and between
           the registrant and the Estate (filed as Exhibit 99.4 to the registrant's Current Report on Form 8-K dated October 7,
           1998 and incorporated herein by this reference).
  10.4     Loan and Security Agreement, dated October 2, 1998, by and between the registrant and Gunther Partners LLC (filed as
           Exhibit 99.5 to the registrant's Current Report on Form 8-K dated October 7, 1998 and incorporated herein by this
           reference).
  10.5     $4,000,000 Term Note, dated October 2, 1998, made by the
           registrant to the order of the Lender (filed as Exhibit 99.6 to the registrant's Current Report on Form 8-K dated October
           7, 1998 and incorporated herein by this reference).
  10.6     Subordination Agreement dated as of October 2, 1998, between the Lender and Connecticut Innovations, Inc. ("CII") (filed as Exhibit 99.7 to the registrant's Current Report on Form
           8-K dated October 7, 1998 and incorporated herein by this
           reference).
  10.7     Subordination Agreement, dated as of October 2, 1998,
           between the Estate and CII (filed as Exhibit 99.8 to the
           registrant's Current Report on Form 8-K dated October 7,
           1998 and incorporated herein by this reference).
  10.8     Subordination and Intercreditor Agreement, dated October 2,
           1998, between the Lender and the Estate (filed as Exhibit
           99.9 to the registrant's Current Report on Form 8-K dated
           October 7, 1998 and incorporated herein by this reference).
  10.9     Warrant Agreement, dated October 2, 1998, by and between the
           Lender and the registrant (filed as Exhibit 99.10 to the
           registrant's Current Report on Form 8-K dated October 7,
           1998 and incorporated herein by this reference).
  10.10    Registration Rights Agreement, dated October 2, 1998, by and between the registrant and the Lender (filed as Exhibit
           99.11 to the registrant's Current Report on Form 8-K dated
           October 7, 1998 and incorporated herein by this reference).
  10.11    Voting Agreement, dated October 2, 1998, by and among the
           Estate, Gerald H. Newman, Park Investment Partners, Inc.,
           the Lender, Robert Spiegel, Four Partners and the registrant
           (filed as Exhibit 99.12 to the registrant's Current Report on Form 8-K dated October 7, 1998 and incorporated herein by this reference).
  10.12    Promissory Note, dated April 4, 2000, between the Registrant and Gunther Partners, LLC. (filed as Exhibit 10.46 to the
           registrant's Annual Report on Form 10-KSB dated June 29,
           2000 and incorporated herein by reference).
  10.13    Funding Letter, dated June 19, 2000 from Gunther Partners,
           LLC to the Registrant. (filed as Exhibit 10.47 to the
           registrant's Annual Report on Form 10-KSB dated June 29,
           2000 and incorporated herein by reference).

  EXHIBIT
    NO.                              EXHIBIT
  -------                            -------
  10.14    Promissory Note Agreement dated November 30, 2000 between
           Robert Spiegel and the registrant (filed as Exhibit 10.1 to the registrant's Quarterly Report on Form 10-QSB dated
           February 14, 2001, and incorporated by reference).
  10.15    Recapitalization Agreement, dated June 25, 2001, by and
           among the registrant, June H. Geneen, Phil E. Gilbert, Jr.
           and the United States Trust Company of New York, as Co-
           executors of Estate of Harold S. Geneen, late of New York,
           New York, Gunther Partners LLC, Park Investment Partners and
           Gerald H. Newman (filed as Exhibit 10.38 to the registrant's
           Annual Report on Form 10-KSB dated June 29, 2001 and
           incorporated herein by this reference).
  10.16    Letter of Gunther Partners, LLC to the registrant dated
           September 25, 2001 (filed as Exhibit 99.1 to the
           registrant's current report on Form 8-K dated September 26,
           2001 and incorporated herein by reference).
  10.17    Form of Standby Purchase Agreement, between the registrant and Gunther Partners, LLC(2)
  23.1     Consent of Murtha Cullina LLP (included in Exhibit 5.1)
  23.2     Consent of Ernst & Young LLP, independent auditors (filed
           herewith).
  24       Power of attorney pursuant to which this registration
           statement is signed by our directors(1)
  99.1     Form of Subscription Agency Agreement between the Company
           and American Stock Transfer & Trust Company, Inc.(1)
  99.2     Form of Instructions for Use of Subscription Certificate(1)
  99.3     Form of Notice of Guaranteed Delivery(1)
  99.4     Form of Letter to Stockholders of Record(1)
  99.5     Form of Letter to Brokers and Other Nominees(1)
  99.6     Form of Letter from Brokers or Other Nominees to Beneficial
           Owners of Common Stock(1)
  99.7     Form of Instructions by Beneficial Owners to Brokers or
           Other Nominees(1)


---------------

(1) Previously filed as an exhibit to the registrant's registration statement (SEC File No. 333-65956) on Form S-3 filed on July 26, 2001, and incorporated herein by reference.


(2)Previously filed as an exhibit to the registrant's amendment No. 1 to its registration statement (SEC File No. 333-65956) on Form S-3 filed on October 3, 2001, and incorporated herein by reference.


ITEM 17.  UNDERTAKINGS

     (a) The undersigned registrant undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

          (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the registration statement on Form S-3 to be signed on its behalf by the undersigned, who is duly authorized, in the City of Norwich, State of Connecticut on this 22nd day of October, 2001.


                                          GUNTHER INTERNATIONAL, LTD.

                                          By: /s/ MICHAEL M. VEHLIES
                                            ------------------------------------
                                            Name: Michael M. Vehlies
                                            Title: Chief Financial Officer and
                                              Treasurer
                                            (On behalf of the registrant and as
                                              principal
                                            financial and accounting officer)

     Pursuant to the requirements of the Securities Act of 1933, the following persons have signed this the registration statement in the capacities and on the dates indicated.


SIGNATURE                                                      TITLE                       DATE
---------                                                      -----                       ----
By: /s/ MARC I. PERKINS                           President and Chief Executive       October 22, 2001
-------------------------------------------       Officer (Principal Executive
Name: Marc I. Perkins                             Officer) and Director
individually and as attorney-in-fact for:

By: /s/ THOMAS M. STEINBERG*                      Chairman of the Board of            October 22, 2001
-------------------------------------------       Directors
Name: Thomas M. Steinberg

By: /s/ ROBERT SPIEGEL*                           Director                            October 22, 2001
-------------------------------------------
Name: Robert Spiegel

By: /s/ GERALD H. NEWMAN*                         Director                            October 22, 2001
-------------------------------------------
Name: Gerald H. Newman

By: /s/ STEVEN S. KIRKPATRICK*                    Director                            October 22, 2001
-------------------------------------------
Name: Steven S. Kirkpatrick

By: /s/ J. KENNETH HICKMAN*                       Director                            October 22, 2001
-------------------------------------------
Name: J. Kenneth Hickman

By: /s/ JAMES A. COTTER, JR.*                     Director                            October 22, 2001
-------------------------------------------
Name: James A. Cotter, Jr.


* Signature by Marc I. Perkins, attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
  NO.                                EXHIBIT
-------                              -------
  4.1      Form of Subscription Certificate to Subscribe for Shares of
           the Company's Common Stock(1)
  5.1      Opinion of Murtha Cullina LLP (filed herewith)
 10.1      Agreement, dated October 2, 1998, by and among the
           registrant, June H. Geneen, Phil E. Gilbert, Jr., Thomas W.
           Keesee and the United States Trust Company Of New York, as
           Co-Executors of the Estate of Harold S. Geneen, Late of New
           York, New York (the "Estate"), BankBoston, N.A. (successor by merger to Bank of Boston Connecticut ("BOB") and Gunther
           Partners, LLC (the "Lender") (filed as Exhibit 99.2 to the registrant's Current Report on Form 8-K dated October 7,
           1998 and incorporated herein by this reference).
 10.2      Promissory Note, dated October 2, 1998, made by the
           registrant to the order of the Estate (filed as Exhibit 99.3 to the registrant's Current Report on Form 8-K dated October
           7, 1998 and incorporated herein by this reference).
 10.3      Security Agreement, dated October 2, 1998, by and between
           the registrant and the Estate (filed as Exhibit 99.4 to the registrant's Current Report on Form 8-K dated October 7,
           1998 and incorporated herein by this reference).
 10.4      Loan and Security Agreement, dated October 2, 1998, by and between the registrant and Gunther Partners LLC (filed as
           Exhibit 99.5 to the registrant's Current Report on Form 8-K dated October 7, 1998 and incorporated herein by this
           reference).
 10.5      $4,000,000 Term Note, dated October 2, 1998, made by the
           registrant to the order of the Lender (filed as Exhibit 99.6 to the registrant's Current Report on Form 8-K dated October
           7, 1998 and incorporated herein by this reference).
 10.6      Subordination Agreement dated as of October 2, 1998, between the Lender and Connecticut Innovations, Inc. ("CII") (filed as Exhibit 99.7 to the registrant's Current Report on Form
           8-K dated October 7, 1998 and incorporated herein by this
           reference).
 10.7      Subordination Agreement, dated as of October 2, 1998,
           between the Estate and CII (filed as Exhibit 99.8 to the
           registrant's Current Report on Form 8-K dated October 7,
           1998 and incorporated herein by this reference).
 10.8      Subordination and Intercreditor Agreement, dated October 2,
           1998, between the Lender and the Estate (filed as Exhibit
           99.9 to the registrant's Current Report on Form 8-K dated
           October 7, 1998 and incorporated herein by this reference).
 10.9      Warrant Agreement, dated October 2, 1998, by and between the
           Lender and the registrant (filed as Exhibit 99.10 to the
           registrant's Current Report on Form 8-K dated October 7,
           1998 and incorporated herein by this reference).
10.10      Registration Rights Agreement, dated October 2, 1998, by and between the registrant and the Lender (filed as Exhibit
           99.11 to the registrant's Current Report on Form 8-K dated
           October 7, 1998 and incorporated herein by this reference).
10.11      Voting Agreement, dated October 2, 1998, by and among the
           Estate, Gerald H. Newman, Park Investment Partners, Inc.,
           the Lender, Robert Spiegel, Four Partners and the registrant
           (filed as Exhibit 99.12 to the registrant's Current Report on Form 8-K dated October 7, 1998 and incorporated herein by this reference).
10.12      Promissory Note, dated April 4, 2000, between the Registrant and Gunther Partners, LLC. (filed as Exhibit 10.46 to the
           registrant's Annual Report on Form 10-KSB dated June 29,
           2000 and incorporated herein by reference).
10.13      Funding Letter, dated June 19, 2000 from Gunther Partners,
           LLC to the Registrant. (filed as Exhibit 10.47 to the
           registrant's Annual Report on Form 10-KSB dated June 29,
           2000 and incorporated herein by reference).

EXHIBIT
  NO.                                EXHIBIT
-------                              -------
10.14      Promissory Note Agreement dated November 30, 2000 between
           Robert Spiegel and the registrant (filed as Exhibit 10.1 to the registrant's Quarterly Report on Form 10-QSB dated
           February 14, 2001, and incorporated by reference).
10.15      Recapitalization Agreement, dated June 25, 2001, by and
           among the registrant, June H. Geneen, Phil E. Gilbert, Jr.
           and the United States Trust Company of New York, as Co-
           executors of Estate of Harold S. Geneen, late of New York,
           New York, Gunther Partners LLC, Park Investment Partners and
           Gerald H. Newman (filed as Exhibit 10.38 to the registrant's
           Annual Report on Form 10-KSB dated June 29, 2001 and
           incorporated herein by this reference).
10.16      Letter of Gunther Partners, LLC to the registrant dated
           September 25, 2001 (filed as Exhibit 99.1 to the
           registrant's current report on Form 8-K dated September 26,
           2001 and incorporated herein by reference).
10.17      Form of Standby Purchase Agreement, between the registrant and Gunther Partners, LLC(2).
 23.1      Consent of Murtha Cullina LLP. (included in Exhibit 5.1).
 23.2      Consent of Ernst & Young LLP, independent auditors (filed
           herewith).
   24      Power of attorney pursuant to which this registration
           statement is signed by our directors. (1)
 99.1      Form of Subscription Agency Agreement between the Company
           and American Stock Transfer & Trust Company, Inc.(1)
 99.2      Form of Instructions for Use of Subscription Certificate(1)
 99.3      Form of Notice of Guaranteed Delivery(1)
 99.4      Form of Letter to Stockholders of Record(1)
 99.5      Form of Letter to Brokers and Other Nominees(1)
 99.6      Form of Letter from Brokers or Other Nominees to Beneficial
           Owners of Common Stock(1)
 99.7      Form of Instructions by Beneficial Owners to Brokers or
           Other Nominees(1)


---------------

(1) Previously filed as an exhibit to the registrant's registration statement (SEC File No. 333-65956) on Form S-3 filed on July 26, 2001, and incorporated herein by reference.


(2)Previously filed as an exhibit to the registrant's amendment No. 1 to its registration statement (SEC File No. 333-65956) on Form S-3 filed on October 3, 2001, and incorporated herein by reference.